UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
Bottomline Technologies (de), Inc.
——————
(Name of Registrant as Specified in Its Charter)
——————
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
——————————————————————————————

(2)	Aggregate number of securities to which transaction applies:
——————————————————————————————

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
——————————————————————————————

(4)	Proposed maximum aggregate value of transaction:
——————————————————————————————

(5)	Total fee paid:
——————————————————————————————

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
——————————————————————————————

(2)	Form, Schedule or Registration Statement No.:
——————————————————————————————

(3)	Filing Party:
——————————————————————————————

(4)	Date Filed:
——————————————————————————————

BOTTOMLINE TECHNOLOGIES (de), INC.
325 Corporate Drive
Portsmouth, New Hampshire 03801
Notice of Annual Meeting of Stockholders
To be held on November 21, 2019
To the stockholders of Bottomline Technologies (de), Inc.:
The 2019 annual meeting of stockholders of Bottomline Technologies (de), Inc., a Delaware corporation, will be held on Thursday, November 21, 2019 at 4:00 p.m., local time, at the International Office Suites at One New Hampshire Avenue, New Hampshire Room, Portsmouth, New Hampshire 03801, for the purpose of considering and voting upon the following matters:

1.	To elect the three nominees named in the attached proxy statement as Class III directors to serve until the 2022 Annual Meeting of Stockholders;

2.	To hold a non-binding advisory vote to approve executive compensation;

3.	To approve our 2019 Stock Incentive Plan and the authorization to issue 1,000,000 shares of our common stock thereunder;

4.	To ratify the selection of Ernst & Young LLP as our registered public accounting firm for the fiscal year ending June 30, 2020; and

5.	To transact such other business as may properly come before the annual meeting, including any postponements or adjournments thereof.
Our Board of Directors has no knowledge of any other business to be transacted at the annual meeting.
We are enclosing a copy of our annual report to stockholders for the fiscal year ended June 30, 2019 with the proxy statement that accompanies this notice of meeting. The annual report contains consolidated financial statements and other information of interest to you.
Holders of record of our common stock at the close of business on October 2, 2019 are entitled to receive this notice and to vote at the annual meeting.
Your vote is important. Whether or not you plan to attend the annual meeting, please vote as soon as possible.
In order to make sure that you are represented at the annual meeting, if you hold shares directly as the stockholder of record, we urge you to complete, sign and return the enclosed proxy card in the enclosed postage-prepaid envelope, or to vote by phone or internet according to the instructions on the proxy card, as promptly as possible. If the shares you own are held in “street name” by a bank or broker, such that you are the beneficial owner of your shares, you should follow the voting instructions provided to you by your bank or broker.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on November 21, 2019.
The Proxy Statement and Annual Report to Stockholders are available at www.envisionreports.com/epay for registered stockholders and www.edocumentview.com/epay for beneficial owners.

By order of the Board of Directors,
/s/ Joseph L. Mullen
Joseph L. Mullen
Chairman of the Board of Directors
October 18, 2019
Portsmouth, New Hampshire

BOTTOMLINE TECHNOLOGIES (de), INC.
325 Corporate Drive
Portsmouth, New Hampshire 03801
Proxy Statement
For the Annual Meeting of Stockholders
To be held on November 21, 2019
Proxy and Voting Information
This proxy statement is furnished to you in connection with the solicitation of proxies by the Board of Directors of Bottomline Technologies (de), Inc. (the “company,” “Bottomline,” “we” or “us”) for the 2019 annual meeting of stockholders to be held on Thursday, November 21, 2019 at 4:00 p.m., local time, at the International Office Suites at One New Hampshire Avenue, New Hampshire Room, Portsmouth, New Hampshire 03801, including any postponements or adjournments thereof (the “annual meeting”). You may obtain directions to the location of the annual meeting by writing or calling us at Bottomline Technologies (de), Inc., 325 Corporate Drive, Portsmouth, New Hampshire 03801, Attention: Corporate Secretary, (603) 436-0700.
The notice of the annual meeting, this proxy statement, our annual report to stockholders for the fiscal year ended June 30, 2019, which we sometimes refer to as “fiscal 2019,” and the enclosed proxy card are first being mailed to stockholders on or about October 18, 2019.
You may obtain a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2019, as filed with the Securities and Exchange Commission, except for exhibits thereto, without charge upon written request to Bottomline Technologies (de), Inc., 325 Corporate Drive, Portsmouth, New Hampshire 03801, Attention: Corporate Secretary.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on November 21, 2019.
The Proxy Statement and Annual Report to Stockholders are available at www.envisionreports.com/epay for registered stockholders and www.edocumentview.com/epay for beneficial owners.
Voting of Proxies
All shares held by stockholders who are entitled to vote and who are represented at the annual meeting by properly executed proxies received prior to or at the annual meeting will be voted in accordance with the instructions indicated on the proxy card, unless it is revoked prior to the vote. If you return a proxy card but do not specify how the proxy is to be voted with respect to a particular proposal, your shares will be voted as follows: “FOR” the election of all director nominees in the case of Proposal 1 and “FOR” Proposals 2, 3 and 4.
You may change your vote or revoke your proxy before it is used to cast a vote. If you are a stockholder of record, to change your vote or revoke a proxy you must:

•	file with the corporate secretary of the company, at or before the taking of the vote, a written notice of revocation bearing a later date than the proxy;

•	execute a later dated proxy relating to the same shares and deliver it to the corporate secretary of the company before the taking of the vote;

•	vote again by telephone or internet; or

•	attend the annual meeting and vote in person. Your attendance at the annual meeting, if you do not vote, will not be sufficient to revoke a proxy.
You should send any written notice of revocation or subsequent proxy to us at the following address: Bottomline Technologies (de), Inc., 325 Corporate Drive, Portsmouth, New Hampshire 03801, Attention: Corporate Secretary.
If the shares you own are held in “street name” by a bank or brokerage firm, you should follow the instructions provided by your bank or brokerage firm if you wish to change your vote or revoke your proxy.
Stockholders Entitled to Vote
Our Board of Directors has fixed October 2, 2019 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting. Only holders of record of our common stock at the close of business on the record date are entitled to notice of, and to vote at, the annual meeting. On October 2, 2019, there were 43,967,619 shares of our common stock outstanding and entitled to vote. Each share of common stock will have one vote for each matter to be voted upon at the annual meeting.
Votes Required
The holders of at least a majority of the shares of our common stock issued and outstanding and entitled to vote at the annual meeting will constitute a quorum for the transaction of business at the annual meeting. Shares of common stock present in person or represented by proxy, including shares which abstain or are treated as “broker non-votes” as discussed below, will be counted for purposes of determining whether a quorum is present at the annual meeting.
If the shares you own are held in “street name” by a bank or brokerage firm, then your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. If you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to “non-discretionary” items. Of the four proposals to be voted on at the annual meeting, only Proposal 4, the ratification of the selection of our registered public accounting firm, is considered to be a discretionary item on which banks and brokerage firms may vote without instructions from you. Proposals 1, 2 and 3 are considered non-discretionary items on which banks and brokerage firms may not vote without instructions. Therefore, if you do not instruct your broker or bank representative regarding how you would like your shares to be voted, your bank or brokerage firm will not be able to vote on your behalf with respect to Proposals 1, 2 or 3 and your shares will be treated with respect to these items as “broker non-votes.”
The affirmative vote of the holders of shares representing at least a plurality of the votes cast by the holders of our common stock entitled to vote at the annual meeting is required for Proposal 1, the election of the Class III directors. Pursuant to a majority voting resignation policy for uncontested director elections, any nominee who is an incumbent director and who receives more votes “against” than votes “for” his or her election (with abstentions and broker non-votes not counted) will be required to offer his or her resignation to our Board, with our Board then determining based on established procedures whether to accept such resignation. Our Board must make, and publicly disclose, its decision within 90 days following the certification of election results.
The affirmative vote of the holders of shares representing at least a majority of the common stock present or represented and voting on the matter is required for the approval of each of Proposal 2, the non-binding advisory vote to approve executive compensation; Proposal 3, the approval of our 2019 Stock Incentive Plan (the "2019 Plan") and the authorization to issue 1,000,000 shares of our common stock thereunder; and Proposal 4, the ratification of the selection of Ernst & Young LLP as our registered public accounting firm for the fiscal year ending June 30, 2020 ("fiscal 2020"). Broker non-votes and abstentions are not counted as votes on these matters, and therefore will have no effect on the outcome of these proposals.
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information, as of August 31, 2019, regarding the beneficial ownership of shares of our common stock by (a) each person or entity known by us to own beneficially more than 5% of the outstanding shares of our common stock, (b) each of the “named executive officers,” as described in the Summary Compensation Table below, (c) each director of the company, and (d) the directors and executive officers of the company as a group. The address of each of our directors and named executive officers is c/o Bottomline Technologies (de), Inc., 325 Corporate Drive, Portsmouth, New Hampshire 03801.
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which we sometimes refer to as the SEC, and generally includes voting power and/or investment power with respect to securities. As of August 31, 2019, there were 43,688,240 shares of our common stock outstanding. Shares of common stock subject to options currently exercisable or exercisable within 60 days of August 31, 2019 are deemed outstanding for purposes of computing the percentage beneficially owned by the person or entity holding the options, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person or entity. Except as indicated by footnote, we believe that the persons and entities named in this table, based on information provided by them, have sole voting and investment power with respect to the shares of common stock indicated.

	Shares Beneficially Owned			Options Included in Shares Beneficially Owned
Name and Address of Beneficial Owner	Number		Percent	Number
5% Stockholders
BlackRock, Inc.	5,712,147	(1)	13.1%	—
55 East 52nd Street
New York, NY 10055
The Vanguard Group, Inc.	4,369,979	(2)	10.0%	—
100 Vanguard Blvd.
Malvern, PA 19355
Capital World Investors	3,735,113	(3)	8.5%	—
333 South Hope Street
Los Angeles, CA 90071
Executive officers and Directors
Robert A. Eberle	497,681	(4)	1.1%	—
Richard D. Booth	120,705	(5)	*	—
Norman J. DeLuca	87,638	(6)	*	—
John F. Kelly	65,340	(7)	*	—
Nigel K. Savory	177,375	(8)	*	—
Kenneth J. D'Amato	20,000	(9)	*	—
Peter Gibson	26,000	(9)	*	—
Jennifer M. Gray	16,500	(9)	*	—
Paul H. Hough	14,000	(9)	*	—
Jeffrey C. Leathe	14,000	(9)	*	—
Joseph L. Mullen	74,855	(9)	*	—
Benjamin E. Robinson III	15,500	(9)	*	—
All executive officers and directors as a group (12 persons)	1,129,594		2.6%	—
——————

*	Represents less than 1% of the outstanding shares of common stock.

(1)
These shares are held by subsidiaries of BlackRock, Inc. BlackRock, Inc. has sole voting power over 5,615,335 of the shares and sole dispositive power over all 5,712,147 shares. This information is based on Amendment No. 10 to Schedule 13G filed by BlackRock, Inc. on January 24, 2019.

(2)
The Vanguard Group, Inc. has sole voting power over 86,688 of the shares, shared voting power over 6,242 of the shares, sole dispositive power over 4,281,507 of the shares and shared dispositive power over 88,472 of the shares. The Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 82,230 of the shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 10,700 of the shares as a result of its serving as investment manager of Australian investment offerings. This information is based on Amendment No. 7 to Schedule 13G filed by The Vanguard Group, Inc. on January 10, 2019.

(3)
Capital World Investors, a division of Capital Research and Management Company, has sole voting power and sole dispositive power over all 3,735,113 shares. Capital World Investors divisions of Capital Research and Management Company and Capital International Limited collectively provide investment management services under the name Capital World Investors. Capital World Investors holds common stock of Bottomline on behalf of SMALLCAP World Fund, Inc. This information is based on the Schedule 13G filed by Capital World Investors on February 14, 2019.

(4)	Includes prior awards of restricted stock, of which 379,411 shares were unvested as of August 31, 2019.

(5)	Includes prior awards of restricted stock, of which 89,139 shares were unvested as of August 31, 2019.

(6)	Includes prior awards of restricted stock, of which 83,500 shares were unvested as of August 31, 2019.

(7)	Includes prior awards of restricted stock, of which 59,750 shares were unvested as of August 31, 2019.

(8)	Includes prior awards of restricted stock, of which 177,375 shares were unvested as of August 31, 2019.

(9)	Includes prior awards of restricted stock, of which 5,000 shares were unvested as of August 31, 2019.

PROPOSAL 1—ELECTION OF CLASS III DIRECTORS
We have three classes of directors, currently consisting of three Class I directors, two Class II directors and three Class III directors. At each annual meeting, directors are elected for a full term of three years to succeed those whose terms are expiring. The terms of the three classes are staggered in a manner so that only one class is elected by stockholders annually. Ms. Jennifer M. Gray, Mr. Paul H. Hough, and Mr. Benjamin E. Robinson III are currently serving as Class III directors. The Class III directors elected this year will serve as members of our Board of Directors until the 2022 annual meeting of stockholders and until their respective successors are elected and qualified. Proxies cannot be voted cumulatively.
The Nominations and Corporate Governance Committee has recommended to the Board, and the Board has nominated, Ms. Gray, Mr. Hough, and Mr. Robinson III for re-election as directors. The persons named in the enclosed proxy will vote to re-elect Ms. Gray, Mr. Hough, and Mr. Robinson III as Class III directors unless the proxy is marked otherwise. Ms. Gray, Mr. Hough, and Mr. Robinson III have indicated their willingness to serve on our Board of Directors, if elected; however, if any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by our Board of Directors. Our Board of Directors has no reason to believe that Ms. Gray, Mr. Hough, and Mr. Robinson III would be unable to serve if elected.
The Board recommends a vote “FOR” each of the persons nominated by the Board.
Set forth below is information about our Class III director nominees and directors whose terms will continue after the annual meeting. The information presented includes their years of service as a director as well as information each director has given us about his or her age, all positions he or she holds at the company, principal occupation and business experience for at least the last five years and names of other publicly-held companies of which he or she currently serves as a director. In addition to the information presented below in respect of each director’s specific experience, qualifications and skills that lead the Board to the conclusion that he or she should serve as a director, we also believe that each director has a reputation for integrity, honesty and high ethical standards.

Name	Principal Occupation, Age, Other Business Experience During the Past Five Years and Other Directorships

Class I directors (terms expiring in 2020)

Robert A. Eberle
Mr. Eberle, age 58, has served as a director since 2000 and has served as our Chief Executive Officer since November 2006. Mr. Eberle served as our Chief Operating Officer from April 2001 to November 2006 and as our Chief Financial Officer from September 1998 to August 2004. He has also held the title of President. Prior to his tenure at Bottomline, Mr. Eberle served as Executive Vice President of Telxon Corporation, a mobile computing and wireless data company. In addition, Mr. Eberle has served on the boards of a number of technology companies. We believe Mr. Eberle’s qualifications to serve on our Board include his more than two decades of experience in the technology industry, including his current role as our Chief Executive Officer, and his proven performance as our Chief Executive Officer since 2006.

Kenneth J. D’Amato
Mr. D’Amato, age 58, has served as a director since 2014 and lead director since 2015. Mr. D’Amato has been employed with Manulife Asset Management since 2010 and currently serves as Chief Administrative Officer and Senior Managing Director, Global Investments. Previously Mr. D’Amato served as Chief Operating Officer at Evergreen Investment Management Company from 1999 to 2009. From 1998 to 1999, Mr. D’Amato served as Investment Manager at DDJ Capital Management and from 1989 to 1998 held several positions at Hord Crystal Corporation including President, Chief Executive Officer and Board Member, Vice President of Manufacturing and Chief Financial Officer. Mr. D’Amato’s qualifications to serve on our Board include his background as an executive officer in the asset management industry for several firms, his knowledge of capital markets and investment strategies and his general business acumen. Further, given his current position as an officer in an investment firm, we believe Mr. D’Amato brings a particularly focused shareholder perspective to our Board making him well suited to serve as lead director. # *

Jeffrey C. Leathe
Mr. Leathe, age 63, has served as a director since 2005. From 2016 to present, Mr. Leathe has been Chairman of PureHoney Technologies, Inc., a contract research firm involved in drug discovery. From June 2011 to October 2016, Mr. Leathe served as Chairman and Chief Executive Officer of Lantos Technologies, Inc., a medical imaging company. From December 2009 through February 2011, Mr. Leathe served as Chairman and Chief Executive Officer of Biocius Life Sciences, Inc. and from May 2007 to December 2009 served as Senior Vice President and Chief Financial Officer of Biotrove, Inc., companies involved in drug discovery research and clinical diagnostic testing. Since November 2004, Mr. Leathe has served as Principal of Leathe & Associates, LLC, a private financial planning and investment advisory firm, and is a registered investment advisor (RIA). From 1990 to 2003, Mr. Leathe served as Executive Vice President, Chief Financial Officer and Treasurer of Apogent Technologies, a publicly-held manufacturer of healthcare and life sciences research products. Mr. Leathe is also a certified public accountant (CPA). We believe Mr. Leathe’s qualifications to serve on our Board include his business experience as a senior executive officer and 13 years as an executive officer of a public company, including his experience as a principal financial officer of a public company and as a CPA. † *

Class II directors (terms expiring in 2021)

Peter Gibson
Mr. Gibson, age 59, has served as a director since May 2016. From 2011 to 2018, Mr. Gibson served as Co-Chief Executive Officer at Knowledgent Group, a data science and analytics consultancy firm focused on financial services, life sciences and healthcare, which was acquired by Accenture in January 2019. From 2007 to 2009 Mr. Gibson served as a Vice President at EMC Corporation and from 1999 to 2009 Mr. Gibson served as Co-President of BusinessEdge Solutions, an IT consulting firm co-founded by Mr. Gibson and subsequently sold to EMC Corporation, which focused predominantly on the financial services, telecommunications and life sciences industries. Mr. Gibson currently serves on the Board of Trustees of Long Island University. Mr. Gibson’s qualifications to serve on our Board include his experience with data science and data analytics, which are increasingly important focus areas for innovative technology offerings, his experience growing and selling technology firms, his general business acumen and executive experience and his current and prior experience in the technology industry. † #

Joseph L. Mullen
Mr. Mullen, age 67, has served as a director since 1996. Mr. Mullen has served as our Chairman since May 2007, and served as our Vice Chairman from November 2006 to May 2007. Mr. Mullen served as our Chief Executive Officer from August 2002 to November 2006, as our President from September 2000 to August 2004, and as our Chief Operating Officer from September 2000 to April 2001. From 1977 to 1989, Mr. Mullen held a variety of positions at IBM Corporation. We believe Mr. Mullen’s qualifications to serve on our Board include his experience in the technology industry, particularly his expertise around payments and payment methodologies. Further, given Mr. Mullen’s prior executive experience within Bottomline, he has a deep understanding of our company and our operations.

Class III directors to be elected at the annual meeting (terms expiring in 2022, if elected)

Jennifer M. Gray
Ms. Gray, age 44, has served as a director since 2012. Since 2008, Ms. Gray has served as the Founder and Chief Executive Officer of Market Street Talent, Inc., an information technology staffing and consulting company. Ms. Gray’s qualifications to serve on our Board include her background as an entrepreneur and technology executive, her demonstrated ability to create innovative and successful companies and her extensive experience with technology talent recruitment and retention. † #

Paul H. Hough
Mr. Hough, age 60, has served as a director since April 2017. Mr. Hough served as Executive Vice President, Deputy Chief Financial Officer at American Express from 2014 to August 2018. Between 2009 and 2014, Mr. Hough served as Executive Vice President, Group Financial Officer, Global Consumer, Small Business, Merchant and Network Businesses and between 2007 and 2009, Mr. Hough served as Executive Vice President, Chief Financial Officer, Business to Business Group at American Express. Prior to 2007, Mr. Hough held several financial and general management positions at American Express. Mr. Hough’s qualifications to serve on our Board include his experience in the payments industry, his extensive financial experience and background and his 34 year career at American Express in a number of senior leadership roles. #

Benjamin E. Robinson III
Mr. Robinson, age 55, has served as a director since May 2016. Since 2016, Mr. Robinson has served as College Chair for the College of Business for Johnson & Wales University, Charlotte. Mr. Robinson served as Senior Vice President, Chief Administration Officer from 2013 to 2015 and as Chief Strategist from 2011 to 2012 at Prudential Annuities. From 2010 to 2011 he served as Chief Strategist at Prudential Group Insurance. From 2002 to 2010 Mr. Robinson held various positions at Bank of America including as Global Planning and Services Executive, Senior Vice President, Debit Strategy Executive, Senior Vice President, Chief Privacy Executive and Senior Vice President, Strategy Management Executive. From 1997 to 2002, Mr. Robinson held a number of executive positions at Mastercard including President and Chief Executive Officer, Mastercard Cardholder Solutions, Chief Privacy Officer and Vice President of Public Affairs. Mr. Robinson is a member of the Executive Leadership Council and the Society of International Business Fellows. Earlier in his career, Mr. Robinson was a Congressional Advisor to the U.S. House of Representatives Committee on Banking, Finance and Urban Affairs. Mr. Robinson was appointed by Federal Reserve Board Chairman Alan Greenspan to serve as a member of the Federal Reserve Board, Consumer Advisory Council from 2003 to 2005, and Ebony Magazine named him one of America's Future Leaders. Mr. Robinson’s qualifications to serve on our Board include his significant senior leadership experience at large, global multi-national companies, his senior executive experience and his significant accomplishments and recognition in the financial services industry. *

——————

†	Member of leadership development and compensation committee.

#	Member of nominations and corporate governance committee.

*	Member of audit committee.
Director Compensation
Compensation for our directors is reviewed from time to time by our Chairman, our Board and its committees. Any determinations with respect to Board compensation are made by our Board of Directors.
Mr. Eberle was our sole management director during fiscal 2019 and as a management director he received no compensation for his services as a director.
Each of our non-employee directors receives a restricted stock award of 5,000 shares of our common stock upon his or her initial election to the Board and on the date of each annual meeting of stockholders thereafter, provided that he or she is serving as a director of Bottomline at that time. Each of these awards vests in full on the first anniversary of its respective grant date. During fiscal 2019, each of our directors other than Mr. Eberle received a restricted stock award for 5,000 shares of our common stock.
Restricted stock awards to our directors vest in full upon a change in control. Pursuant to the restricted stock agreement, a change in control is deemed to have occurred if:

•
we are acquired through a merger or consolidation which results in the company’s voting shares before the transaction retaining less than 50% of the voting power of the company or the acquiring entity after the transaction;

•	we are liquidated; or

•	all or substantially all of our assets are sold.
We reimburse our directors for expenses incurred to attend Board of Directors and committee meetings and other business related travel. In addition, directors who were formerly executive officers of the company are eligible for company-provided medical and dental insurance should they so elect. We provided this benefit to Mr. Mullen in fiscal 2019.
Each of our non-employee directors also receives annual fees as follows:

•	Each non-employee director other than Mr. Mullen receives an annual fee of $25,000 payable on the date of our annual meeting of stockholders.

•	Each non-employee director who serves as a member of the audit committee, other than the chairperson of such committee, receives an annual fee of $5,000.

•
Each non-employee director who serves as a member of the leadership development and compensation committee or the nominations and corporate governance committee, other than the chairperson of such committee, receives an annual fee of $2,500.

•	The chairperson of the audit committee receives an annual fee of $20,000.

•	The chairperson of the leadership development and compensation committee and the chairperson of the nominations and corporate governance committee each receives an annual fee of $5,000.

•	Our lead director receives an annual fee of $15,000.
Joseph Mullen Letter Agreement
On November 17, 2016, we entered into a letter agreement (the "2016 Letter Agreement") with Mr. Mullen. The 2016 Letter Agreement extends the term of Mr. Mullen’s prior letter agreement with us for an additional three years, through November 19, 2020.
Under the 2016 Letter Agreement, Mr. Mullen will serve as chairman of the Board of Directors during any periods he is appointed to such position by the Board, for a fee of $115,000 per year. Under the terms of the 2016 Letter Agreement, Mr. Mullen is also eligible to receive a restricted stock award of 5,000 shares of our common stock (or such other equity award as shall be made to our other non-employee directors) each year on the date of our annual meeting of stockholders (provided that he is serving as a director of Bottomline at that time), and these shares will vest on the first anniversary of the grant date.
If the 2016 Letter Agreement is terminated by us without cause, Mr. Mullen will be entitled to be paid a lump sum equal to the full amount due to him with respect to the remaining term of the agreement. Should Mr. Mullen’s engagement with us be terminated as a result of death or disability, as a result of involuntary termination or without cause, Mr. Mullen’s restricted stock will fully vest. In addition, in the event that, prior to November 19, 2020, a change in control of Bottomline occurs, Mr. Mullen’s restricted stock will fully vest. Mr. Mullen is also eligible to be reimbursed by us for reasonable business expenses and, until he reaches age 70, to participate in our standard U.S. health insurance plan.
The following table sets forth information concerning the compensation earned by our non-employee directors for fiscal 2019.

Fiscal 2019 Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)	All Other Compensation ($)		Total ($)
Kenneth J. D'Amato	50,000		280,650			330,650
Peter Gibson	30,000		280,650			310,650
Jennifer M. Gray	32,500		280,650			313,150
Paul H. Hough	27,500		280,650			308,150
Jeffrey C. Leathe	47,500		280,650			328,150
Joseph L. Mullen	115,000	(2)	280,650	19,306	(3)	414,956
Benjamin E. Robinson III	28,500		280,650			309,150
——————

(1)
As of June 30, 2019, each of our non-employee directors held 5,000 shares of unvested common stock that were granted on November 15, 2018 and that will vest on the first anniversary of the grant date. The amounts reported in this column are computed based on the closing price of our common stock on the date the awards were granted (the grant date fair value) which was $56.13.

(2)	Consists of cash compensation paid to Mr. Mullen in his role as Chairman pursuant to the 2016 Letter Agreement.

(3)	Represents medical and dental insurance premiums paid by the company on behalf of Mr. Mullen.

Executive Compensation
Compensation Discussion and Analysis
Executive Summary
Oversight, review and approval of all executive compensation is discharged by our leadership development and compensation committee. There are three main elements of compensation for each of our executives: base salary, cash bonuses and awards of restricted stock. Each of these main elements of compensation are discussed in more detail below. The leadership development and compensation committee meets throughout the year and reviews overall executive compensation and overall business performance and retains the authority to adjust compensation levels or structures at any time, based on performance. During fiscal 2019, several special awards of restricted stock were awarded by the leadership development and compensation committee based on their review. These are discussed in the detailed discussion that follows.
The leadership development and compensation committee of our Board of Directors oversees, reviews and approves all compensation decisions relating to our named executive officers. In the discussion that follows, “executives” or “executive officers” refers to our fiscal 2019 named executive officers, Messrs. Eberle, Booth, DeLuca, Kelly and Savory.
Objectives and Philosophy of Our Executive Compensation Program
The primary objectives of the leadership development and compensation committee with respect to executive compensation are to:

•	enable us to attract, retain and motivate the best possible executive talent by ensuring that our compensation packages are competitive with those offered by similarly situated companies;

•	align our executive compensation with our corporate strategies and business objectives;

•	promote the achievement of key strategic and financial performance measures; and

•	align executives’ incentives with the creation of stockholder value.
To achieve these objectives, the leadership development and compensation committee evaluates our executive compensation program with the goal of setting compensation at levels the committee believes are competitive with those of other companies of a comparable size within our industry. In addition, a portion of each executive’s compensation is tied to corporate performance, including financial performance and the achievement of strategic and operational goals such as the establishment and maintenance of key strategic and customer relationships, product development initiatives and senior management team development and retention. Executives are also evaluated on their professional growth and individual contributions to the company’s success. We provide a significant portion of our executive compensation in the form of restricted stock awards that vest over time, typically four years, which we believe promotes the retention of our executives and aligns their interests with those of our stockholders since this form of compensation allows our executives to participate in the long-term success of our company as reflected in stock price appreciation.
In making compensation decisions, the leadership development and compensation committee compares our executive compensation against that of a peer group of publicly traded companies. This peer group, which is reviewed and updated each fiscal year, consists of technology companies that we believe are generally comparable to our company. The companies included in this peer group for fiscal 2019 were: ACI Worldwide, Aspen Technology, athenahealth, Blackbaud, Cogent Communications, CommVault Systems, Fair Isaac Corporation, Fiserv, Guidewire Software, Pegasystems, Progress Software, Q2 Holdings, ServiceNow, Splunk, SS&C Technologies, Tableau Software, Tyler Technologies, and Ultimate Software Group. This analysis for the past several fiscal years, including the analysis completed for fiscal 2019, has shown that the overall compensation packages of our executives have been competitive with those of the peer group that we analyzed.
In addition, for purposes of assessing our Chief Executive Officer’s compensation, the leadership development and compensation committee periodically reviews the compensation packages of recently hired chief executive officers at publicly traded companies. For fiscal 2019, the companies the committee considered for this analysis were: Finisar Corporation, j2 Global, Match Group, Nuance Communications and ServiceNow. The leadership development and compensation committee believes this is a useful analysis because it provides a view into current market conditions with respect to chief executive officer compensation. This analysis has generally shown our Chief Executive Officer’s compensation package to be competitive with those of the companies that we analyzed.
Compensation Challenges
We face challenges in hiring and retaining our executives and other key employees due to several factors. These challenges are similar to those faced by other high-growth technology companies and make recruiting and retaining our executives and other key employees difficult. Our leadership development and compensation committee philosophy is designed to address these challenges, which include:
Our environment - We are a growing, acquisitive company and we have experienced rapid changes in our geographical areas of operation and our product set. Not all executives are suited to manage or succeed in such an environment. This amplifies the value of our existing executive officers and makes recruiting new executives difficult.
Competitive industry - We operate in a very competitive industry. The competition for qualified executive talent is intense. Our executives and other key employees are regularly perceived as very attractive candidates for employment with other companies and we believe our executives and other key employees are frequently targeted for employment opportunities by fintech companies, financial institutions and other technology companies. In many cases, other companies are able and willing to offer significantly higher compensation packages than we currently provide. This creates additional retention challenges for us.
Fast moving and demanding employer - We place extraordinary demands of time and attention on our executive officers and other key employees. Accordingly, the ability to attract and retain executive talent that can be successful in a complex, fast moving and demanding environment is critical.
“Say on Pay” Feedback from Stockholders
Votes representing 95% of the votes cast by our stockholders at our 2018 annual meeting of stockholders approved, in a non-binding advisory vote, our executive compensation program described and disclosed in our 2018 proxy statement. We have considered the results of this annual “say on pay” vote, and believe it reflects our stockholders’ assessment that our compensation programs are successfully achieving their objectives.
Components of our Executive Compensation Program
The primary elements of our executive compensation program are:

•	base salary;

•	cash bonuses;

•	restricted stock awards;

•	insurance, retirement and other employee benefits; and

•	severance and change in control benefits.
None of our executive officers receive, nor do we have any present plan to provide, payment for personal aircraft, financial planning, supplemental retirement plans, retirement benefits or deferred compensation arrangements (other than those available to substantially all our employees, such as under our 401(k) plan or equivalent plans), country club dues, security services, estate or tax planning or split dollar life insurance policies.
We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, the leadership development and compensation committee determines what it believes to be the appropriate level and mix of the various compensation components based on recommendations from our chief executive officer, company performance against stated objectives, individual performance and overall comparisons to the comparable company analyses described above.
Base Salary
Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. When establishing base salaries, the leadership development and compensation committee considers the survey data of compensation levels in the peer group, as well as a variety of other factors such as the executive’s scope of responsibility, individual performance, prior employment experience and salary history, relative pay adjustments within the company and our overall financial performance. Base salaries are reviewed at least annually by our leadership development and compensation committee and may be adjusted from time to time based upon market conditions, individual responsibilities and company and individual performance.
Our executive officers have periodically declined to accept base salary increases in past years, or declined to accept salary increases above the percentage increase provided to our employee base generally, in order to make additional funds available to our other employees. The base salaries of our named executive officers for the fiscal years ended June 30, 2019,
2018 and 2017 are set forth in the Summary Compensation Table below.

Cash Bonuses
Cash bonuses are used to compensate and align our executives toward certain financial, strategic and operational goals. The leadership development and compensation committee approves payment of quarterly cash bonuses as part of the overall compensation packages of our executive officers and retains the authority to review and adjust the overall bonus at year-end. Mr. Eberle’s cash bonus opportunity is based on a percentage of his base compensation, which for fiscal 2019 was 120% of his base compensation.
Our executive officers had annual bonus opportunities for fiscal 2019 as follows:

Name	2019 Annual Bonus Opportunity
Robert A. Eberle	$477,360
Richard D. Booth	$200,000
Nigel K. Savory (1)	$174,690
Norman J. DeLuca	$200,000
John F. Kelly	$135,000
——————

(1)	Mr. Savory’s bonus opportunity is in British Pounds Sterling which, for this presentation, was converted to U.S. dollars at the average exchange rate of 1.294.
Under the cash bonus framework approved by the leadership development and compensation committee for Mr. Eberle in November 2009, Mr. Eberle’s quarterly cash bonuses earned for fiscal 2019 were based upon a combination of revenue and non-GAAP operating income targets, representing 67% of his total bonus opportunity, and designated key management objectives, representing 33% of his bonus opportunity. Non-GAAP operating income is measured on a pre-tax basis and excludes amortization of acquisition-related intangible assets, goodwill impairment and fixed asset charges, stock-based compensation plan expense, acquisition and integration-related expenses, restructuring related costs, minimum pension liability adjustments, non-core charges associated with our convertible notes and revolving credit facility, global enterprise resource planning system implementation and other costs, and other non-core or non-recurring gains or losses that arise from time to time. The revenue and non-GAAP operating income targets were approved by the Board prior to the beginning of fiscal 2019 as part of the presentation of our annual operating plan and were subject to revision by the Board during the year to account for acquisitions, industry developments and economic conditions. The leadership development and compensation committee may determine that a bonus above or below the amount determined under the framework is appropriate in any given period, in the context of the company’s overall performance. For fiscal 2019, the revenue and non-GAAP operating income targets in effect were $430 million and $85 million, respectively. Each of these fiscal 2019 targets represented an increase from our prior fiscal year actual results. Key management objectives were reviewed by the leadership development and compensation committee quarterly and consisted of progress against key strategic initiatives, establishment and maintenance of strategic partner and key customer relationships, execution against major customer deliverables, growth in customer orders, recruitment and retention of key employee talent, improvements to the functionality, design and usability of our products, product development initiatives and growth through acquisitions. The level of execution against the key management objectives was determined by the leadership development and compensation committee and this assessment was subjective.
At the end of each quarter, management prepares a summary of our performance for the quarter, including performance against the revenue targets, non-GAAP operating income targets and designated key management objectives, which accompanies Mr. Eberle’s recommendation to the leadership development and compensation committee in respect of bonuses for other executives, if any, proposed for that quarter. The leadership development and compensation committee uses the framework discussed above to evaluate Mr. Eberle’s quarterly cash bonuses. The company would need to achieve at least 80% of both the revenue and non-GAAP operating income targets before any bonus tied to financial targets is earned under the framework. We would need to achieve 100% of the pre-determined revenue and non-GAAP operating income targets, and Mr. Eberle must demonstrate strong execution against the key management objectives, for 75% of his total bonus opportunity to be earned under the framework. For Mr. Eberle to receive 100% of his total bonus opportunity under the framework, we would need to exceed our revenue and non-GAAP operating income targets by at least 105% and 110%, respectively. We would characterize this level of achievement as difficult.
For fiscal 2019, Bottomline achieved 98% of the revenue target and 91% of the operating income target and demonstrated a high level of achievement against the key management objectives. Mr. Eberle’s total bonus payment earned under the framework based on the business results achieved for fiscal 2019 was $306,852. However, during fiscal 2019, as in many other instances in the past, Mr. Eberle recommended and the committee approved quarterly bonus amounts that were less in the aggregate than the amounts Mr. Eberle had earned under the framework. Mr. Eberle did so in order to allocate funds more broadly to our employee base and to other corporate initiatives. As a result, Mr. Eberle’s bonus paid under the framework for fiscal 2019 was $90,000, an aggregate amount below that which he had earned.
In fiscal 2020, the leadership development and compensation committee reviewed and approved a revised methodology for Mr. Eberle to better align his cash bonus eligibility with our most important financial and operational goals. Under the revised methodology, 67% of Mr. Eberle's total cash bonus opportunity will be based upon reported consolidated subscription and transaction revenue growth (measured as a percentage) with growth at or above 20% necessary in order to qualify for 100% of the bonus opportunity and with the ability to receive graduated partial bonus payments for subscription and transaction revenue growth results between 10% and 20%. The remaining 33% of Mr. Eberle's total annual cash bonus opportunity will be determined by the leadership development and compensation committee based on our performance against key business objectives including product development initiatives, growth in annual recurring revenue orders, execution against major customer deliverables, establishing and maintaining strategic customer and partner relationships, recruitment, development and retention of key employee talent and progress against other key strategic initiatives that may be identified from time to time. This bonus methodology will remain in effect until it is modified by the leadership development and compensation committee.
The quarterly bonuses for all other executive officers are recommended to the leadership development and compensation committee by Mr. Eberle based first on overall corporate performance and next based on Mr. Eberle’s assessment of their individual performance. Although the fiscal 2019 bonus framework discussed above does not apply specifically to the other executive officers, the company’s performance against the revenue and non-GAAP operating income targets and the designated key management objectives for the fiscal year are typically key factors in Mr. Eberle’s assessment and of his ultimate recommendation to the leadership development and compensation committee concerning bonus amounts earned. Final determination regarding the bonus amounts for all executive officers is made by the leadership development and compensation committee.
From time to time the leadership development and compensation committee may approve discretionary cash bonuses for our executives which are outside of the bonus framework described above, although there were no such discretionary bonuses during 2019. The table below shows total cash bonuses, inclusive of any discretionary bonus amounts, for our executives for fiscal 2015 through fiscal 2019.

Name	2015 Cash Bonus (1)	2016 Cash Bonus (1)	2017 Cash Bonus (1)	2018 Cash Bonus (1)	2019 Cash Bonus (1)
Robert A. Eberle	$204,500	$5,000	$168,000	$397,300	$90,000
Richard D. Booth (2)	$45,000	$30,000	$83,000	$170,000	$53,000
Nigel K. Savory (3)	$135,625	$65,570	$70,723	$154,568	$96,080
Norman J. DeLuca	$87,000	$30,000	$83,000	$370,000	$53,000
John F. Kelly	$49,000	$17,500	$61,500	$103,500	$36,000
——————

(1)
As has occurred in the past, our executives declined certain cash bonus amounts that they would have otherwise earned under our compensation framework in order to make additional funds available to other employees. For fiscal 2019, Mr. Eberle earned a total bonus of $306,852 under his bonus structure but he recommended, and the leadership development and compensation committee approved, bonus payments substantially lower than he had earned in order to allocate funds more broadly to our employee base and to other corporate initiatives.

(2)	Mr. Booth was appointed Chief Financial Officer and Treasurer on April 29, 2015.

(3)
Mr. Savory was paid in British Pounds Sterling, which for purposes of this presentation were converted to U.S. Dollars at the average exchange rate for the twelve months ended June 30, 2015, 2016, 2017, 2018 and 2019 of 1.575, 1.483, 1.268, 1.347 and 1.294, respectively, U.S. Dollars per British Pound Sterling.

Restricted Stock
Restricted stock awards are the primary vehicle for offering long-term compensation incentives to our executives. Our leadership development and compensation committee believes that consistent levels of annual restricted stock awards are the optimum vehicle to promote, create and reward long term stockholder value creation. The committee believes that a management team that knows that it has the opportunity to earn restricted stock awards and has an expectation that, with performance and achievement of business objectives, there will be an opportunity for annual stock awards is optimally aligned with stockholders and, importantly, reflects a compensation philosophy that is designed to create value not just for the short term but with an essential emphasis on the longer term.

We typically make an initial award of restricted stock when a new executive is hired, after which annual awards are granted as part of the overall executive compensation program. Restricted stock awards to our executives are approved by the leadership development and compensation committee. Since awards of restricted stock are issued at no cost to the executive, they have a built-in value at the time the awards are made. Accordingly, we generally grant fewer shares of restricted stock than the number of stock options or other types of equity awards that might have been issued for a similar purpose, which helps to reduce dilution to our stockholders. To maximize the long-term incentives for our executives and to minimize the dilutive effect on existing stockholders, we consider it likely that future equity awards to our executives will continue to be in the form of restricted stock rather than stock options.
Through fiscal 2019, substantially all restricted stock awards to our executives have had a four year vesting term, with 25% of the shares vesting after the first year and 6.25% of the shares vesting at the end of each quarter thereafter. For all awards of restricted stock granted to our Chief Executive Officer after June 30, 2016, the award is required to have a vesting schedule of more than four years and is further subject to a one year holding period after the vesting date before any sale or transfer of shares that have vested may take place, other than the sale of shares to cover minimum statutory tax obligations in respect of the vesting of such shares. Additionally, any award granted to any individual on or after November 16, 2016 will provide that no part of such award will vest or become exercisable prior to the first anniversary of the date such award is made or granted, except that an award may provide that it may immediately vest (or become immediately exercisable) in whole or in part upon the recipient’s death, disability, termination from the company other than for cause or upon the occurrence of a change in control event. Except in the case of death or disability and certain severance and change in control situations, vesting typically ceases on the date of termination of employment. Other than the ability to sell or transfer the shares prior to vesting, restricted stock awards generally entitle the recipient to full rights as a stockholder at the time of the award. Consistent with company policy, holders of unvested restricted shares are not entitled to receive dividends on these shares.
Restricted stock awards to our executives are evaluated annually by the leadership development and compensation committee in conjunction with the review of individual performance of our executives and the financial and operational performance of the company. This review typically occurs during our fourth fiscal quarter each year for purposes of establishing the award level for the immediately following fiscal year.
Performance Stock Awards
Beginning with Mr. Eberle's annual restricted stock award for fiscal 2020, the leadership development and compensation committee designated that 30% of the award, in addition to the time-based vesting conditions described above, be further subject to a performance measure based on the attainment of subscription and transaction revenue growth rates, absent which the shares subject to the performance-based vesting would not vest. We expect that a portion of future restricted stock awards will include performance criteria that will need to be achieved in order for the shares subject to the performance criteria to vest.
Leadership Development and Compensation Committee Equity Incentive Policy Statement
The objective of our equity incentive plans is to directly align management incentives with the creation of long-term shareholder value. Our equity compensation program has been consistently applied and has been a key driver of the performance of the company and the retention success we have had with our executives and other key employees.
The leadership development and compensation committee has previously provided Mr. Eberle with a non-binding letter setting forth the committee’s philosophy on equity compensation, reviewing the results of Bottomline’s business since Mr. Eberle became Chief Executive Officer and outlining the committee’s intention and expectation for future equity awards to Mr. Eberle. The leadership development and compensation committee has adopted an Equity Incentive Policy Statement which applies the general principles set forth in Mr. Eberle’s letter to all of our executives. Neither the Equity Incentive Policy Statement nor the letter to Mr. Eberle create any binding contractual obligation or a specific award of stock to any individual, but instead set forth the fundamental objectives and philosophy underlying Bottomline’s equity compensation program.
Underpinning the Equity Incentive Policy Statement and the letter to Mr. Eberle is the principle that annual restricted stock awards should be determined based upon the number of shares granted, rather than the value of those shares. The committee believes that this results in annual awards that are predictable and that provide a consistent motivation and retention tool that is linked directly to our stock price performance. In past years, the number of shares granted to our executives has been relatively consistent; when the market price of our stock was lower, executives did not receive more shares and, similarly, as the success of the company has been reflected in an appreciated stock price, they have not received fewer shares. The committee views this as fair because executives know that if they can increase the value of the company the value of the stock grants they have received to date and will receive in the future is similarly increased. It directly aligns management incentive with the creation of shareholder value.

We believe our equity incentive compensation program has been a key factor not only in recruiting management talent to Bottomline, but also in retaining our current executives and other key employees. Accordingly, it is the intention and expectation of the leadership development and compensation committee to provide the company’s executive officers with the opportunity for annual awards of restricted stock that are generally consistent with awards made to them in recent fiscal years. The leadership development and compensation committee is not obligated to make any such awards, and may modify the size of any such awards in its discretion. Factors that the committee may consider in the exercise of that discretion include, but are not limited to, the following:

•	the company’s performance;

•	the executive’s individual performance;

•	the total compensation being paid to the executive;

•	the executive’s anticipated contributions to Bottomline’s future performance;

•	the executive’s scope of responsibility;

•	the executive’s current position with Bottomline;

•	the number and size of equity awards granted to comparable executive officers by peer group companies; and

•	in the case of executives other than Mr. Eberle, Mr. Eberle’s recommendations concerning individual performance, role changes and other factors.
In May 2018, the leadership development and compensation committee approved annual awards of restricted stock to Messrs. Eberle, Booth, Savory, Deluca and Kelly in the amount of 100,000 shares, 35,000 shares, 48,000 shares, 36,000 shares and 10,000 shares, respectively, each in recognition of the executive's performance in their roles and overall business performance of the company, and authorized that each award be granted in July 2018.
In February 2019, the leadership development and compensation committee met to review the overall business performance as well as Mr. Eberle’s performance as our Chief Executive Officer. The committee considered and evaluated certain other factors at that time including:

•	Our year over year sustained operating performance;

•	Mr. Eberle's leadership in product strategy and innovation, attracting and hiring key executives and other important corporate initiatives;

•	Mr. Eberle's compensation in relation to the compensation of chief executive officers at various peer companies; and

•	the need to provide appropriate incentives for Mr. Eberle's continued retention as our Chief Executive Officer for the following four years.
Based on these factors, the leadership development and compensation committee approved a special award of restricted stock of 60,000 shares to Mr. Eberle, which was granted on May 31, 2019.
For fiscal 2019, the following restricted stock awards were granted:

Name	2019 Shares Granted
Robert A. Eberle	160,000	(1)
Richard D. Booth	35,000
Nigel K. Savory	98,000	(2)
Norman J. DeLuca	36,000
John F. Kelly	10,000
——————

(1)
Includes 60,000 shares awarded to Mr. Eberle on May 31, 2019 as a special award in recognition of his leadership and performance as Chief Executive Officer and for the specific reasons discussed above.

(2)	Includes 50,000 shares awarded to Mr. Savory on February 14, 2019 as a special award in recognition of his performance as Managing Director, Europe.
Equity Pool Policy
The leadership development and compensation committee has approved a formal equity pool policy providing that the annual equity pool be adjusted upwards or downwards depending upon Bottomline’s stock price (based on a 30-day trailing average as of July 1 of each year) and non-GAAP net income and revenues for the preceding fiscal year. The percentage change in each metric is multiplied by one-third (thus weighting each equally), and the sum of the resulting net percentage divided by two. The equity pool for the prior fiscal year is then adjusted upwards or downwards by a percentage equal to that amount, to determine the equity pool for the current year. The leadership development and compensation committee has approved this policy through fiscal 2020, but retains the discretion to adjust the equity pool in any given year based on their on-going review and oversight.
Other Equity Matters
Prohibition on Short Sales, Hedging Transactions and Derivative Transactions
Our insider trading policy prohibits all employees, executives and directors from engaging in speculative transactions in our securities, including short sales or hedging transactions (such as purchases or sales of puts, calls, options or other derivative securities) that are designed to hedge or offset a decrease in value of our securities.
Pledging of Company Stock
During fiscal 2019, none of our executives or directors pledged company shares.
Holding Period for Equity Awards
Any equity award made or granted after November 16, 2016 to our Chief Executive Officer is subject to a one year holding period before any sale or transfer of shares that have vested may take place, other than the sale of shares to cover minimum statutory tax obligations in respect of the vesting of such shares, but otherwise we do not have any equity ownership guidelines for our executives.
Share Recycling
Our 2009 Stock Incentive Plan does not contain an evergreen provision or permit liberal share recycling. As such, (i) any shares of our common stock delivered to satisfy payment of the exercise price of an award or any applicable tax withholding obligation (including shares retained from the award creating the tax obligation) will not be added back to the number of shares available for the future grant of awards under the plan, (ii) shares of our common stock repurchased by us on the open market using the proceeds from the exercise of an award will not increase the number of shares available for future grant of awards under the plan, and (iii) the full number of shares subject to a stock appreciation right multiplied by the percentage of the stock appreciation right actually exercised will count against the number of shares available for grant, regardless of the number of shares actually issued to settle the stock appreciation right upon exercise.
Benefits and Other Compensation
We maintain broad-based benefits that are provided to all of our employees, including health and dental insurance, life and disability insurance, an employee stock purchase plan and a 401(k) plan. Executives are eligible to participate in all of our employee benefit plans, in each case on the same terms as our other employees.
During fiscal 2019, we provided supplemental executive long-term disability insurance to Mr. Eberle and Mr. Savory. In addition, we paid the premiums for private medical insurance and provided an automobile allowance to Mr. Savory. We anticipate that we will continue to provide these benefits in fiscal 2020.
From time to time, we make tickets to cultural and sporting events available to our executives and other employees for business purposes. If not utilized for business purposes, these tickets are generally made available for the personal use of our employees, including our executives.
Severance and Change in Control Benefits
Pursuant to employment and retention agreements we have entered into with our executives, the terms of our 2009 Stock Incentive Plan and certain resolutions of our Board of Directors in connection with our equity programs, our executives are entitled to certain benefits in the event of a change in control of our company or the termination of their employment under specified circumstances, including termination following a change in control. We have provided more detailed information about these benefits, along with estimates of their value under certain circumstances, under the caption “Employment and Other Agreements and Potential Payments Upon Termination or Change in Control” below.
We believe these benefits help us compete for and retain executive talent and are generally in line with severance packages offered to executives by the companies in our peer group. We also believe that these benefits would serve to minimize the distraction caused by any change in control scenario and reduce the risk that key talent would leave the company before any such transaction closes, which could reduce the value of the company if such transaction failed to close.

Summary Compensation
The following table sets forth certain information concerning the compensation for our named executive officers.
Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Robert A. Eberle,	2019	$391,950	$—	$7,846,800	$90,000	$44,633	$8,373,383
Chief Executive Officer	2018	$384,167	$239,000	$5,890,600	$158,300	$31,380	$6,703,447
	2017	$370,000	$—	$2,410,100	$168,000	$19,532	$2,967,632

Richard D. Booth	2019	$291,450	$—	$1,829,100	$53,000	$35,497	$2,209,047
Chief Financial Officer	2018	$287,083	$—	$1,169,878	$170,000	$24,990	$1,651,951
and Treasurer	2017	$280,000	$—	$438,200	$83,000	$10,707	$811,907

Nigel K. Savory	2019	$269,831	$—	$4,859,980	$96,080	$35,577	$5,261,468
Managing Director,	2018	$270,074	$—	$1,366,080	$154,568	$32,442	$1,823,164
Europe (5)	2017	$237,116	$—	$1,424,150	$70,723	$28,613	$1,760,602

Norman J. DeLuca	2019	$286,425	$—	$1,881,360	$53,000	$5,114	$2,225,899
Managing Director,	2018	$282,083	$200,000	$853,800	$170,000	$8,197	$1,514,080
Banking Solutions	2017	$275,000	$—	$1,007,860	$83,000	$6,625	$1,372,485

John F. Kelly	2019	$286,425	$—	$522,600	$36,000	$4,914	$849,939
General Manager,	2018	$282,083	$—	$2,266,900	$103,500	$7,847	$2,660,330
Legal Solutions	2017	$275,000	$—	$197,190	$61,500	$6,913	$540,603
——————

(1)	Represents discretionary bonus awards to Mr. Eberle and Mr. DeLuca in fiscal 2018.

(2)
The amounts reported in this column are computed based on the closing price of our common stock on the date the awards were granted (the grant date fair value) which for fiscal 2019 were $43.68, $47.03 and $52.26 based on the respective award dates. These values do not reflect the values that our named executive officers will realize on the award vesting dates, which value will ultimately be dependent on our stock price on the vesting date.

(3)
The amounts in this column reflect cash bonus awards paid to our named executive officers under our cash bonus program. See “Compensation Discussion and Analysis-Components of our Executive Compensation Program-Cash Bonuses” above for a description of this program.

(4)
These amounts consist of: our matching contributions to each executive’s retirement savings plan account; the purchase discount from the market price of our common stock at the date of purchase under our employee stock purchase plan; the portion of premiums paid by us for supplemental executive long-term disability insurance for Mr. Eberle and Mr. Savory; and automobile allowances and private medical insurance premiums paid by us on Mr. Savory’s behalf.

(5)
Mr. Savory was paid in British Pounds Sterling, which for purposes of this presentation were converted to U.S. Dollars at the average exchange rate for the twelve months ended June 30, 2019, 2018 and 2017 of 1.294, 1.347 and 1.268, respectively, U.S. Dollars per British Pound Sterling.

Grants of Plan-Based Awards
The following table sets forth information concerning each grant of an award made to a named executive officer during fiscal 2019 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received. Non-equity incentive plan awards were made pursuant to our cash bonus program described in our Compensation Discussion and Analysis under the caption “Cash Bonuses”.
Fiscal 2019 Grants of Plan-Based Awards

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Grant Date	Date of Leadership Development and Compensation Committee Action (2)	Threshold ($) (3)	Target ($) (4)	Maximum ($) (5)	All Other Stock Awards: Number of Shares of Stock or Units (#) (6)	Grant Date Fair Value of Stock Awards ($) (7)
Robert A. Eberle	7/2/2018	5/17/2018				100,000	5,226,000
	5/31/2019	2/13/2019				60,000	2,620,800
			95,472	358,020	477,360
Richard D. Booth	7/2/2018	5/17/2018				35,000	1,829,100
			40,000	150,000	200,000
Nigel K. Savory	7/2/2018	5/17/2018				48,000	2,508,480
	2/14/2019	2/13/2019				50,000	2,351,500
			34,938	131,018	174,690
Norman J. DeLuca	7/2/2018	5/17/2018				36,000	1,881,360
			40,000	150,000	200,000

John F. Kelly	7/2/2018	5/17/2018				10,000	522,600
			27,000	101,250	135,000
——————

(1)
Amounts in these columns show estimates of possible threshold, target and maximum cash award amounts under our cash bonus program for fiscal 2019. Actual amounts paid are disclosed and reported in the Summary Compensation Table under the caption Non-Equity Incentive Plan Compensation. Actual amounts paid may vary substantially from the figures shown in this table due to the factors discussed in Compensation Discussion and Analysis under the caption “Cash Bonuses”.

(2)
Annual restricted stock awards to our named executive officers are typically approved by the leadership development and compensation committee in May, with an effective grant date of not earlier than July 1, the first date of our fiscal year. If an executive is not employed by us on July 1, they will not receive the award.

(3)
Reflects an estimate of the minimum amount that would have been earned if the minimum targets for all of the quarterly and annual metrics were achieved and a portion of the designated key management objectives were met.

(4)	Reflects an estimate of the amount that would have been earned if the targeted quarterly and annual metrics were achieved and a majority of the designated key management objectives were met.

(5)
Reflects an estimate of the maximum amount that would have been earned if the maximum targets for all of the quarterly and annual metrics were achieved and the designated key management objectives were met in full.

(6)
Reflects awards of restricted stock. These shares vest as to 25% of the shares on the first anniversary of the date of grant and 6.25% of the shares each quarter thereafter, with the exception of the shares granted to Mr. Eberle. Mr. Eberle’s shares vest as to approximately 23.5% of the shares on the first anniversary of the date of grant and approximately 5.9% of the shares each quarter thereafter. In addition, as described below under “Employment and Other Agreements and Potential Payments Upon Termination or Change in Control”, the vesting of the shares granted to our named executive officers may be accelerated following employment termination or a change in control under certain circumstances.

(7)
Calculated by multiplying the number of shares of stock by the closing price per share of our common stock on the grant date, which was $52.26 for awards granted on July 2, 2018, $47.03 for the award granted on February 14, 2019 and $43.68 for the award granted on May 31, 2019. These values do not reflect the values that our named executive officers will realize on the award vesting dates, which value will ultimately be dependent on our stock price on the vesting date.

Equity Awards and Holdings
The following table sets forth information concerning unvested restricted stock awards for each of the named executive officers as of June 30, 2019.
Fiscal 2019 Outstanding Equity Awards at Fiscal Year-End

	Stock Awards
Name	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Robert A. Eberle
	5/31/2019	60,000	2,654,400
	7/2/2018	100,000	4,424,000
	5/17/2018	45,882	2,029,820
	7/21/2017	64,705	2,862,549
	7/1/2016	38,823	1,717,530
	7/10/2015	6,875	304,150
Richard D. Booth
	7/2/2018	35,000	1,548,400
	11/30/2017	20,936	926,209
	7/21/2017	5,625	248,850
	7/1/2016	6,250	276,500
Nigel K. Savory
	2/14/2019	50,000	2,212,000
	7/2/2018	48,000	2,123,520
	7/21/2017	27,000	1,194,480
	7/1/2016	20,312	898,603
	12/8/2015	3,125	138,250
	7/1/2015	2,500	110,600
Norman J. DeLuca
	7/2/2018	36,000	1,592,640
	7/21/2017	16,875	746,550
	7/1/2016	14,375	635,950
	7/10/2015	2,250	99,540
John F. Kelly
	7/2/2018	10,000	442,400
	5/17/2018	30,000	1,327,200
	7/21/2017	8,437	373,253
	7/1/2016	2,812	124,403
	7/1/2015	562	24,863
——————

(1)
These shares vest as to 25% of the shares on the first anniversary of the date of grant and 6.25% of the shares each quarter thereafter, with the exception of the shares granted to Mr. Eberle on or after July 1, 2016 which shares vest as to approximately 23.5% of the shares on the first anniversary of the date of grant and approximately 5.9% of the shares each quarter thereafter. In addition, as described below under “Employment and Other Agreements and Potential Payments Upon Termination or Change in Control”, the vesting of the shares granted to our named executive officers may be accelerated following employment termination or a change in control under certain circumstances.

(2)	Calculated by multiplying the number of unvested shares by $44.24, the closing price per share of our common stock on the Nasdaq Global Select Market on June 28, 2019.

Stock Vested in Fiscal 2019
The following table sets forth information regarding vesting of restricted stock held by the named executive officers during the fiscal year ended June 30, 2019.
Amounts shown under the column “Value Realized on Vesting” represents the number of shares of restricted stock that vested multiplied by the market value of the underlying shares on the vesting date which for fiscal 2019 ranged from $43.35 to $72.09.
Fiscal 2019 Stock Vested

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert A. Eberle	119,045	6,308,809
Richard D. Booth	35,000	1,890,804
Nigel K. Savory	56,562	3,078,354
Norman J. DeLuca	36,125	2,002,615
John F. Kelly	21,563	1,070,744
Employment and Other Agreements and Potential Payments upon Termination or Change in Control
We are party to employment agreements or similar arrangements with Mr. Eberle, Mr. Booth, Mr. DeLuca, Mr. Kelly and Mr. Savory. The following description is only a summary of these agreements and is qualified by reference to the full agreements.
In addition to the change in control provisions in such individual employment agreements, our 2009 Stock Incentive Plan contains provisions that are applicable to all plan participants regarding the consequences of a Change in Control Event (as defined in the plan). Generally, the plan provides that the vesting schedule of any unvested stock option, restricted stock award, or restricted stock unit award would be accelerated in part such that what would have otherwise become vested on any date within one year after the date of the Change in Control Event would immediately become vested. Additionally, each restricted stock or restricted stock unit award would immediately become free from all conditions or restrictions if, on or prior to the second anniversary of the date of the consummation of the Change in Control Event, the plan participant’s employment with the company or the acquiring or succeeding corporation is terminated for Good Reason (as defined in the plan) by the participant or is terminated without Cause (as defined in the plan) by the company or the acquiring or succeeding corporation. The foregoing description is only a summary and is qualified by reference to the plan.
Robert A. Eberle Employment Agreement
We entered into an employment agreement with Mr. Eberle as of September 30, 1998, which was amended as of December 23, 2008. The employment agreement automatically renews for successive three year renewal periods unless the agreement is not renewed by either us or Mr. Eberle pursuant to written notice, or is sooner terminated in accordance with its terms. Further, the employment agreement automatically renews for a three year period in the event we experience a change in control. The current renewal period under the employment agreement extends through November 21, 2020.
Under the employment agreement, a “change in control” of Bottomline would be deemed to have occurred if:

•	any person becomes the beneficial owner of more than 50% of the voting power of our outstanding securities;

•	our stockholders approve a merger or consolidation of Bottomline, subject to certain limited exceptions; or

•	our stockholders approve a plan of liquidation or a sale of all or substantially all of our assets.

In the event of a change in control, Mr. Eberle’s restricted stock will vest in full.
If Mr. Eberle’s employment is terminated by Mr. Eberle as a result of an involuntary termination (as defined below) or by us without cause (as defined below), in either case prior to a potential change in control, or if we do not renew Mr. Eberle’s agreement as provided above, all shares of Mr. Eberle’s restricted stock will vest in full, and he will be entitled to receive continuation of benefits for a period of 24 months and a lump sum payment equal to two times the sum of his then current annual salary plus two times the maximum amount of bonus he was eligible to earn for the then current fiscal year. Mr. Eberle will not be entitled to any of the foregoing payments or benefits if he breaches material obligations under his employment agreement or any other agreement with Bottomline including those that impose confidentiality, proprietary information, assignment of inventions, non-competition or similar obligations on him.

An involuntary termination would occur if Mr. Eberle’s duties were changed in a manner such that it resulted in a material diminution in his authority, duties or responsibilities, including his level of budget authority; his base compensation was materially reduced (other than in connection with a company-wide reduction in salaries); he no longer reported directly to the Board of Directors; his place of work was relocated by more than 50 miles; or Bottomline breached a material provision of his employment agreement.
“Cause” means, prior to a change in control of Bottomline, the discharge of Mr. Eberle resulting from:

•	a felony conviction;

•	willful and persistent failure to attend to material duties or obligations;

•	the breach of confidentiality, non-competition or similar material obligations by Mr. Eberle; or

•	an act or omission which would constitute a crime involving Bottomline’s property.
    The second and third items specified above would not constitute cause after a change in control of Bottomline.
If Mr. Eberle’s employment is terminated upon or after a potential change in control, or after a change in control, either by Mr. Eberle as a result of an involuntary termination or by us without cause, all shares of his restricted stock will vest in full, and Mr. Eberle will be entitled to receive continuation of benefits for a period of 24 months and a lump sum payment equal to three times the sum of Mr. Eberle’s then annual salary plus up to three times the maximum amount of any bonus Mr. Eberle was eligible to earn for the then current fiscal year. Mr. Eberle will not be entitled to any of the foregoing payments or benefits if he breaches material obligations under his employment agreement or any other agreement with Bottomline including those that impose confidentiality, proprietary information, assignment of inventions, non-competition or similar obligations on him.
A “potential change in control” of Bottomline would be deemed to have occurred if:

•	we enter into an agreement that would cause a change in control;

•	any person publicly announces an intention to take any action which, if consummated, would constitute a change in control; or

•	our Board of Directors adopts a resolution to the effect that, for purposes of the employment agreement, a potential change in control has occurred.
The employment agreement also provides that, in the event of a change in control, we would pay any excise tax for which Mr. Eberle would be liable under Section 4999 of the Internal Revenue Code of 1986 (the “Code”), as a result of having received the severance benefits, as well as the amount necessary to pay all additional taxes imposed on Mr. Eberle as a result of our payment of the excise tax.
In addition, following termination of employment by us other than for cause, restricted stock held by Mr. Eberle would automatically vest in full. In the event of Mr. Eberle’s termination for death or disability, he or his estate, as applicable, would be entitled to the vesting acceleration described above, as well as the maximum bonus he was eligible to earn in the then current fiscal year.
Richard D. Booth Employment Agreement
Effective March 31, 2015, we entered into an employment agreement with Mr. Booth in connection with the commencement of his employment with the company in April 2015. Under the terms of the employment agreement, if Mr. Booth’s employment is terminated by the company without cause or by Mr. Booth for good reason, each as defined below, and subject to Mr. Booth’s execution of a general release of potential claims against the company, (i) the company has agreed to pay Mr. Booth a lump sum amount equal to 12 months of Mr. Booth’s then-current base salary and an amount equal to Mr. Booth’s target bonus then in effect and (ii) any restricted stock or other equity awards that would have vested during the 12 months following the termination date will automatically vest. In addition, if Mr. Booth’s employment is terminated by the company within 12 months following a change in control as defined below, any restricted stock or other equity awards will vest in full.
Under the terms of the employment agreement, Mr. Booth is also subject to specified confidentiality, non-competition and non-solicitation obligations.
Under the employment agreement, a “change in control” of Bottomline would occur if:

•	any person becomes the beneficial owner of more than 50% of the voting power of our outstanding securities;

•	our stockholders approve a merger or consolidation of Bottomline, subject to certain limited exceptions; or

•	our stockholders approve a plan of liquidation or a sale of all or substantially all of our assets.

A voluntary termination for “good reason” would occur if Mr. Booth’s duties were changed in a manner such that it resulted in a material diminution in his authority, duties or responsibilities, his base compensation was materially reduced (other than in connection with a company-wide reduction in salaries); he no longer reported directly to the Chief Executive Officer; his place of work was relocated by more than 50 miles; or Bottomline breached a material provision of his employment agreement.
“Cause” means, prior to a change in control of Bottomline, the discharge of Mr. Booth resulting from:

•	a felony conviction;

•	willful and persistent failure to attend to material duties or obligations;

•	the breach of confidentiality, non-competition or similar material obligations by Mr. Booth; or

•	an act or omission which would constitute a crime involving Bottomline’s property.
Nigel K. Savory Service Agreement
We are party to a service agreement with Mr. Savory dated as of November 22, 1999, which was amended on February 18, 2011.
Mr. Savory’s service agreement remains in effect, absent our termination of Mr. Savory for cause or due to incapacity, until terminated by at least six months’ written notice by us or by at least 12 months’ written notice by Mr. Savory. We also have the right to terminate the agreement on less than six months’ written notice, but in lieu of notice, we are required to pay Mr. Savory his salary and other contractual benefits under the service agreement for the duration of the period for which notice was not given. In addition, if in connection with our termination of his employment Mr. Savory executes a satisfactory compromise agreement with us, he will be entitled to a severance payment equivalent to six months’ base salary and car allowance plus a sum equivalent to six months’ bonus entitlement calculated on a pro rata basis according to the level of bonuses actually paid to him over the preceding period of 12 months. If we terminate the service agreement for cause or due to Mr. Savory’s incapacity, we are not required to pay Mr. Savory any compensation other than accrued compensation, although Mr. Savory will be entitled to the equity acceleration described below in the event of his termination due to incapacity.
For purposes of Mr. Savory’s service agreement (other than the provisions relating to equity acceleration discussed below), “cause” means the discharge of Mr. Savory resulting from, among other things:

•	material breach of the terms of the agreement;

•	serious misconduct or willful neglect in the discharge of his duties under the agreement;

•	conviction of a criminal offense which in our reasonable opinion materially or adversely affects Mr. Savory’s ability to continue as an employee or officer of the company;

•	acts of fraud or material dishonesty; or

•	deliberate discrimination or harassment on grounds on race, religion, creed, sex or disability.
If we terminate Mr. Savory’s employment without cause prior to a change in control, all shares of his restricted stock will vest in full. If a change in control occurs during the term of the service agreement and Mr. Savory’s employment is terminated by us other than for cause or by Mr. Savory for good reason within 12 months following the effective date of the change in control, all shares of his restricted stock will vest in full.
For purposes of the equity acceleration provisions of Mr. Savory’s service agreement, the terms “cause” and “change in control” have substantially the same meaning as in Mr. Eberle’s employment agreement, as described above, and “good reason” has the following meaning:

•	a significant change in Mr. Savory’s duties;

•	a reduction in his base compensation;

•	a relocation of his place of work by more than 50 miles; or

•	a breach by Bottomline of any material provision of the service agreement.
Pursuant to the service agreement, Mr. Savory has agreed not to compete with Bottomline for a period of 12 months after the termination of his employment in any business within the United Kingdom which is competitive with our business and with which Mr. Savory had been involved during the 12 months immediately preceding termination. In addition, Mr. Savory has agreed that during this 12-month period, he will not solicit our customers, potential customers or employees with whom he had dealings during the 12 months immediately preceding termination.

Norman DeLuca Employment Agreement
We entered into an employment agreement with Mr. Deluca dated October 10, 2011 in connection with his employment with the company. Under the terms of the employment agreement, any restricted stock granted to Mr. Deluca by the company will automatically vest upon a “change in control” as defined below.
Under the employment agreement, a “change in control” of Bottomline would be deemed to have occurred if:

•	any person becomes the beneficial owner of more than 50% of the voting power of our outstanding securities;

•	our stockholders approve a merger or consolidation of Bottomline, subject to certain limited exceptions; or

•	our stockholders approve a plan of liquidation or a sale of all or substantially all of our assets.
John F. Kelly Executive Retention Agreement
We entered into an executive retention agreement with Mr. Kelly dated August 5, 2016. Under the terms of the retention agreement, if Mr. Kelly’s employment is terminated by the company without “cause” or by Mr. Kelly for “good reason” within 12 months following a “change in control” (each term as defined in the agreement), then (i) Mr. Kelly will be entitled to payment of an amount equal to the sum of any accrued but unpaid base salary through the date of termination, an amount equal to his base salary for the six months prior to the date of termination ("Salary Severance"), 50% of his annual bonus opportunity for the most recently completed fiscal year, a pro-rated portion of his annual bonus opportunity for the current fiscal year, the amount of any compensation previously deferred by Mr. Kelly (together with any accrued interest or earnings thereon), an amount equal to 50% of the commissions paid to Mr. Kelly over the previous 12 month period and any accrued but unpaid vacation pay (collectively, the "Accrued Obligations") and (ii) all shares of restricted stock will vest and all outstanding stock options will become exercisable in full until the earlier of the second anniversary of the date of termination or the expiration of the original term of the stock option, subject to any contrary treatment provided in connection with the change of control that is consistent with the underlying plan that covers the stock options. Additionally, for 12 months after the date of termination Mr. Kelly will continue to receive standard employment benefits for himself and his family at least equal to those that would have been provided to Mr. Kelly if his employment had not been terminated.
In addition, if Mr. Kelly’s employment is terminated by reason of his death or disability within 12 months following a “change in control” (as defined in the agreement), then Mr. Kelly (or his estate, as applicable) will be entitled to payment of an amount equal to the Accrued Obligations other than the Salary Severance. If Mr. Kelly voluntarily terminates his employment within 12 months following a “change in control”, excluding a termination for “good reason”, or if his employment is terminated by us for “cause” within 12 months following a “change in control” (each term as defined in the agreement), then Mr. Kelly will be entitled to payment of an amount equal to the sum of his annual base salary through the date of termination and the amount of any compensation previously deferred by Mr. Kelly.

The table below shows estimates of the benefits potentially payable to each of our named executive officers if his employment terminated under certain circumstances or as a result of a change in control event. The amounts below are calculated on the assumption that the employment termination or change in control took place on June 28, 2019, the last business day of fiscal 2019.

Name	Base Salary ($)	Bonus ($)(2)	Accelerated Vesting of Restricted Stock ($)(3)	Benefits ($)	Total ($)
Robert A. Eberle
–change in control	—	—	13,992,448	—	13,992,448
–involuntary termination or termination without cause prior to a potential change in control, or non-renewal of employment agreement by company (1)(4)	795,600	954,720	13,992,448	71,264	15,814,032
–involuntary termination or termination without cause upon or after a potential change in control or change in control (4)	1,193,400	1,432,080	13,992,448	71,264	16,689,192
–termination as a result of death or disability	—	477,360	13,992,448	—	14,469,808
Richard D. Booth
–involuntary termination without cause or by Mr. Booth with good reason (1)	295,800	200,000	1,548,400	—	2,044,200
–involuntary termination within 12 months of a change in control	295,800	200,000	2,999,959	—	3,495,759
Nigel K. Savory
–termination without cause prior to a change in control or termination without cause or for good reason within 12 months following a change in control (5) (6)	283,515	48,040	6,677,453	24,776	7,033,784
–termination for incapacity (6)	—	—	6,677,453		6,677,453
Norman J. DeLuca
–change in control	—	—	3,074,680	—	3,074,680
John F. Kelly
–termination without cause or for good reason within 12 months following a change in control	145,350	67,500	2,292,119	19,324	2,524,293
–death or disability within 12 months following a change in control	—	67,500	—	—	67,500
——————

(1)	Assumes no change in control takes place.

(2)	This amount would be reduced by any bonus amounts previously paid to the named executive officer for fiscal 2019.

(3)	Calculated by multiplying the number of shares subject to accelerated vesting by $44.24, the closing price per share of our common stock on the Nasdaq Global Select Market on June 28, 2019.

(4)	For purposes of calculating Mr. Eberle’s bonus in a termination without cause scenario, we have assumed his earned bonus equals his maximum bonus opportunity.

(5)	Assumes that we make a severance payment in lieu of six months’ notice and that Mr. Savory enters into a compromise agreement with us in connection with the termination of his employment.

(6)
Mr. Savory is paid in British Pounds Sterling. For purposes of this presentation, salary, target bonus and benefits were converted to U.S. Dollars at the average exchange rate for the twelve months ended June 30, 2019 of 1.294 U.S. Dollars per British Pound Sterling.

Pay Ratio Disclosure
We are providing the following information about the relationship of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of our other employees.
A significant portion of the total compensation to our Chief Executive Officer is comprised of awards of restricted stock which vest over a period of four years or more and which serve to provide a long-term compensation incentive. The value reported as compensation for awards of restricted stock is based on the fair value of our common stock on the date the awards were granted. There is no assurance that our Chief Executive Officer will actually realize that value with respect to shares granted, since the underlying awards vest over a long period of time.
Our leadership development and compensation committee has determined that restricted stock awards are the most appropriate vehicle to promote, create and reward long-term stockholder value creation. Approximately 94% of the total annual compensation reported for our Chief Executive Officer for fiscal 2019 relates to awards of restricted stock that have not yet vested. These awards were valued based on the closing price of our common stock on the date the awards were issued to our Chief Executive Officer. For fiscal 2019, the annual total compensation of our median employee (other than our Chief Executive Officer) was $97,764 and, as disclosed in the Summary Compensation Table, the annual total compensation of our Chief Executive Officer was $8,373,383. Based on this information, we estimated a ratio of 86 to 1 for the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all other employees for fiscal 2019.
The pay ratio reported above is a reasonable estimate prepared under applicable SEC rules. The pay ratio reported by other companies may not be comparable to the pay ratio we calculated, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
Methodology
In determining our pay ratio for fiscal 2019, we referred to the same employee who was identified as our median employee for fiscal 2018 as we concluded that there have been no changes to our employee population or employee compensation arrangements in fiscal 2019 that we believe would significantly affect our pay ratio disclosure and thus require identification of a new median employee.
We selected June 30, 2018 as the determination date for identifying our median employee. All individuals employed by us as of that date, whether on a full-time, part-time or seasonal basis, were included in our employee population unless they were excluded under the de minimis exemption discussed below.
At June 30, 2018 we employed 1,750 individuals. The de minimis exemption allows us to exclude up to 5% of our total employees who are non-U.S. employees. Accordingly, in identifying the median employee, we excluded 85 employees (representing 4.9% of our total employees) who were employed in the following countries:

Excluded Jurisdiction	Employees	Excluded Jurisdiction	Employees
Belgium	1	Ireland	1
Canada	20	Kosovo	13
China	3	Malaysia	2
France	5	Netherlands	2
Germany	3	Singapore	26
Indonesia	6	Thailand	3
We determined the median employee from the remaining workforce of 1,665 employees (excluding our Chief Executive Officer) based on total compensation using the same methodology we used to calculate the total compensation reported for our named executive officers in the “Summary Compensation Table” included elsewhere in this proxy statement.
The average U.S. dollar exchange rate for the fiscal year ending June 30, 2019 was applied to any compensation denominated in a foreign currency.
Tax Considerations
Prior to the enactment of the U.S. Tax Cuts and Jobs Act (the "Tax Act"), Section 162(m) of the Code and guidance issued thereunder generally disallowed a tax deduction to public companies for certain compensation in excess of $1 million paid to the company's Chief Executive Officer and the three most highly compensated executive officers other than the Chief Executive Officer and the Chief Financial Officer. Certain compensation, including qualified performance-based compensation, was not subject to the deduction limit if certain requirements were met.

Effective as of fiscal 2019, the Tax Act eliminated the qualified performance-based compensation exception in excess of $1 million under Section 162(m) of the Code, subject to transition relief for certain binding contracts in effect on November 2, 2017, provided they are not materially modified. The Tax Act also expanded the definition of covered employees to include the Chief Financial Officer plus any individual who has previously been a covered employee in a tax year after December 31, 2016, even after the individual no longer holds the position.
The leadership development and compensation committee reviews the potential effect of Section 162(m) periodically and uses its judgment to authorize compensation payments that may be subject to the limit when the leadership development and compensation committee believes such payments are appropriate and in the best interests of the company and its stockholders, after taking into consideration changing business conditions and the performance of its executive officers.
Leadership Development and Compensation Committee Report
The leadership development and compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Bottomline’s management. Based on this review and discussion, the leadership development and compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
By the Leadership Development and Compensation Committee of the Board of Directors of Bottomline Technologies (de), Inc.

Jennifer M. Gray, Chair
Peter Gibson
Jeffrey C. Leathe

Leadership Development and Compensation Committee Interlocks and Insider Participation
During fiscal 2019, Ms. Gray and Messrs. Gibson and Leathe each served as members of the leadership development and compensation committee of our Board of Directors. During fiscal 2019, no executive officer of Bottomline served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officer served as a director or member of our leadership development and compensation committee.
Equity Compensation Plan Information
The following table provides information about the securities authorized for issuance under our equity compensation plans as of June 30, 2019:

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)).
Equity compensation plans approved by security holders (1)	13,511	$12.80	6,320,975	(2)
Equity compensation plans not approved by security holders (3)	1,502	6.85	35,020
Total	15,013	$12.20	6,355,995
——————

(1)
Consists of the following equity compensation plans: the 1998 Director Plan, the 2000 Employee Stock Purchase Plan, as amended (the “2000 ESPP”), the 2009 Stock Incentive Plan and the 2018 Israeli Special Purpose Stock Plan. Shares of common stock are available for future issuance only under the 2000 ESPP, the 2009 Stock Incentive Plan and the 2018 Israeli Special Purpose Stock Plan.

(2)
Consists of 1,817,603 shares issuable under the 2000 ESPP in connection with current and future offering periods under such plan, 4,484,492 shares currently issuable under the 2009 Stock Incentive Plan and 18,880 shares currently issuable under the 2018 Israeli Special Purpose Stock Plan.

(3)
The amount reported consists of outstanding stock options issued by Andera, Inc. under the Andera, Inc. 2010 Stock Option/Stock Issuance Plan (the “Andera Plan”) and assumed by the company, on an as-converted basis (the “Assumed Awards”). Each Assumed Award continues to have the same terms and conditions in effect prior to the acquisition of Andera, except that the number of shares to be received upon exercise of such option and the exercise price of such options were adjusted in accordance with the transaction terms. Please see the Registration Statement on Form S-8 filed by the company with the SEC on May 12, 2014 and “Andera Plan” below for additional information regarding the Andera Plan.
Andera Plan
A brief summary of the Andera Plan is outlined below. The following summary is not a complete description of all the provisions of the Andera Plan and is qualified in its entirety by reference to the Andera Plan, a copy of which is attached as Exhibit 99.1 of the Registration Statement on Form S-8 filed by the company with the SEC on May 12, 2014.
Key Provisions.

•
Eligible Participants: Employees, directors, consultants and advisors of the company or a subsidiary of the company hired after April 3, 2014 (the “Acquisition Date”) or individuals employed by Andera prior to the Acquisition Date in compliance with applicable law, including the rules and regulations of Nasdaq (or any stock exchange or quotation system on which the company’s shares are then listed or quoted).

•
Shares Originally Authorized Under the Plan, Shares Assumed, and Grant History: As of the Acquisition Date, Andera shareholders had authorized a total of 199,293 shares under the Andera Plan. The company assumed a total of 107,336 shares on an as-converted basis consisting of:

◦
Unvested options to purchase 28,462 shares of Andera common stock that were outstanding immediately prior to the Acquisition Date and that were assumed by the company and converted into options to purchase the company’s common stock subject to the same vesting and other conditions that applied to the Andera options immediately prior to the acquisition. All options were granted at fair market value on the date of grant pursuant to the terms of the Andera Plan.

◦
69,392 shares of unvested Andera common stock that were outstanding immediately prior to the Acquisition Date and that were assumed by the company and converted into the company’s common stock subject to the same vesting and other conditions that applied to the Andera restricted common stock immediately prior to the acquisition.

◦	9,482 shares available for future issuance under the Andera Plan.
Administration. The Andera Plan is administered by the Board of Directors. The Board of Directors will select the employees of the company and other persons who shall receive awards in compliance with applicable law, including the rules and regulations of the Nasdaq (or any stock exchange or quotation system on which the company’s shares are then listed or quoted), determine the number of shares covered thereby, and establish the terms, conditions and other provisions of the grants. The Board of Directors may interpret the Andera Plan and establish, amend and rescind any rules relating to the Andera Plan.
Certain Relationships and Related Transactions
Jason Mullen and Bob Mullen, a son and brother, respectively, of Joseph L. Mullen are employed by the company. Joseph L. Mullen is a member of our Board of Directors. The compensation packages for Jason Mullen and Bob Mullen are comparable to the compensation of Bottomline employees holding similar positions, and they are entitled to participate in other employment benefits that are standard for all of Bottomline’s employees. The total compensation earned during fiscal 2019, including base salary, commissions, bonus and equity compensation (based on grant date stock values), did not exceed $500,000 for either of these individuals.
Policies and Procedures for Related Person Transactions
Our Board of Directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Bottomline is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.
If a related person proposes to enter into such a transaction, arrangement or relationship, the related person must report the proposed transaction to our chief financial officer. The policy calls for the proposed transaction to be reviewed and, if deemed appropriate, approved by the audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that may arise between audit committee meetings, subject to ratification by the full audit committee at its next meeting. Any related person transactions that are ongoing in nature are reviewed annually by the audit committee.

A related person transaction reviewed under our policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction. The audit committee will review and consider such information regarding the transaction as it deems appropriate under the circumstances.
The audit committee may approve or ratify the transaction only if it determines that, under all of the circumstances, it is in Bottomline’s best interests. Further, the audit committee may impose any conditions on the transaction that it deems appropriate.
In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•
interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction equals less than the greater of $200,000 or 25% of the annual consolidated gross revenues of the other entity that is a party to the transaction; and

•	a transaction that is specifically contemplated by provisions of Bottomline’s charter or bylaws.
The policy also provides that transactions involving compensation of executive officers shall be reviewed and approved by the leadership development and compensation committee in the manner specified in its charter.
Our employment of a son and a brother of Mr. Mullen, which is described above, was disclosed to our audit committee as part of our annual update with respect to related person transactions.
Corporate Social Responsibility and Sustainability
We believe that our commitment to responsible corporate citizenship is reflected through our employees, our corporate culture and, ultimately, through our actions. We believe that giving back to and enriching the communities in which we live and work is important to our own long term success. We organize numerous employee volunteer efforts and campaigns to support the communities in which we operate. We have been fortunate to receive civic and community recognition such as the Granite State Award in recognition of our strong record of community support. We are a “Best Company to Work For” hall of fame member and are consistently recognized for numerous charitable and volunteer programs that positively impact our communities.
On an annual basis we prepare and our Board of Directors reviews a Corporate Social Responsibility and Sustainability Report summarizing our progress toward and commitment to these principles. This report is shared with customers and prospective customers, employees and prospective employees and partners and posted on our website.
Philanthropy and Charitable Giving
Being an active participant in our community is a fundamental responsibility. Giving back to the communities where our employees work and live and to making the world a better place is a theme that runs throughout our business. This commitment is exemplified by the number of employees involved in charitable organizations around the world as well as the support we have provided to charitable organizations over the years. Over the last four years, we have donated over $2.1 million to charities in a variety of areas across a broad spectrum of need. Approximately 60% of the charities we support were selected by our employees through our Employee Choice Giving Program. This helps ensure that funds are directed to charities that are local to where we live and work and, through this program, we have supported over 400 individual charities. Annually, our employee volunteers organize a "Race-for-a-Cause" through which we select a local charity as the recipient of all proceeds raised, which in fiscal 2019 exceeded $70,000.
Sustainability
Sustainability is exemplified through our products, customer interactions and employee engagement. The core of our business is to help organizations transition from paper checks to electronic payments, which in and of itself has a significant environmental impact. Launched in 2009, the Bottomline Technologies Think Green Award program is designed to spotlight customer organizations that reduce paper in their payment, invoice and transactional document processes. Our physical office locations offer both single-stream recycling and electronic recycling, and we continue to improve our environmental footprint by recycling materials during construction and renovation of our properties. During remodeling initiatives, our environmental commitment is to ensure that 95% of material from demolition is diverted from landfills and is instead sorted and recycled or donated to non-profit organizations. We use sensored lighting, regulated HVAC systems, energy saving appliances, windows and doors, as well as furnishings and carpet made with recycled materials and on-site water purification systems to reduce the number of plastic bottles used.
Our cloud computing products have a significant positive impact on the environmental footprint as compared to traditional hardware and software delivery models. We partner with entities, such as for our data center operations, that operate with high energy efficiency standards and with a long-term goal of using 100% clean and renewable energy. Our data centers deploy green technologies such as adaptive control systems to reduce power consumption and increase cooling capacity, ASHRAE thermal guidelines to optimize interior temperatures, energy-efficient lighting systems and variable frequency drives that save energy by reducing power draw to match lower system loads.
Corporate Governance
Our Board of Directors shares our core values and believes that strong corporate governance practices are important to ensure that Bottomline is managed for the benefit of its stockholders over the long term. This section describes key corporate governance practices that we have adopted. Complete copies of the committee charters and code of conduct described below are available on our website at www.bottomline.com. Alternatively, you can request a copy of any of these documents by writing to Bottomline Technologies (de), Inc., 325 Corporate Drive, Portsmouth, New Hampshire 03801, Attention: Corporate Secretary.
Board Leadership Structure
We have separated the roles of chief executive officer and chairman of our Board of Directors in recognition of the differences between these two positions. Our chief executive officer is responsible for setting the strategic direction of our business and overseeing the day to day operation of the company. The chairman of the Board provides guidance to our chief executive officer, sets the agenda for Board meetings and presides over meetings of the Board as the Board fulfills its fundamental role of providing advice to, and oversight of, management. We also have a lead director who serves as the chairman of our nominations and corporate governance committee. In this role, the lead director provides oversight and long-term planning for board composition and governance related initiatives. We believe that the presence of a lead director helps ensure a focused shareholder perspective within our Board.
Risk Oversight
We, like all businesses, face a number of risks that include economic risks, operational risks and legal risks. Our management team is responsible for addressing and responding to the day to day risks we face, while our Board of Directors as a whole has responsibility for the oversight of risk management.
The Board believes that open communications between management and the Board of Directors is essential for effective risk management and oversight. The chairman of our Board meets regularly with our chief executive officer to discuss corporate strategy and the risks facing our company. The Board periodically holds strategic planning sessions with members of senior management team to discuss strategies, challenges, risks and opportunities of the company.
While our full Board is ultimately responsible for risk oversight, our three standing Board committees assist the Board in fulfilling its responsibilities in certain areas of risk, as follows:

•	Our audit committee provides the principal oversight in respect of financial reporting and internal financial controls

•
Our leadership development and compensation committee provides the principal oversight in respect of our executive compensation policies and programs and the development of the company’s senior leadership

•
Our nominations and corporate governance committee provides the principal oversight in respect of our Board organization, membership and structure, succession planning for our directors and chief executive officer and corporate governance

     Our Board is regularly informed by the respective committee chairmen of any particular risks evaluated at the committee level.
Compensation Risk
We believe that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on our company, as we believe we have allocated compensation among base salary and short- and long-term compensation opportunities in a manner that does not encourage excessive risk taking. We have reached this conclusion based on the following factors:

•
Base salaries, including those of our executive officers, are fixed and based on the respective responsibility of the individual. Base salaries are designed to provide a steady income, regardless of our stock price performance, so that our employees and executives do not feel pressured to focus exclusively on stock price performance to the detriment of other important business metrics.

•
Short-term compensation opportunities, which are predominantly cash bonuses, including cash bonuses to our executive officers, are first based on company-wide objectives rather than on the objectives of a specific operating geography or operating segment. We believe this encourages decision making that is in the best interest of our company and stockholders as a whole. Further, we believe that considering the operating performance of the company as a whole is a balanced approach for assessing performance. For example, using company-wide metrics encourages decision making that considers more than just revenue targets, thus ensuring that our focus is not purely on sales levels without regard to cost structure.

•
Long-term compensation opportunities are predominantly equity-based awards such as restricted stock, that generally vest over four years. We believe that this encourages our employees, including our executive officers, to make decisions that are in the best long-term interests of our company as a whole since the ultimate value of these awards is realized through a sustained stock price and stock price appreciation over the long-term.

Board Determination of Independence
Our Board of Directors has determined that all of our current directors other than Mr. Eberle are independent under applicable Nasdaq and SEC rules. In making this assessment our Board has determined that none of our current directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Meetings
Our Board of Directors held four meetings, including by telephone conference, during fiscal 2019. The leadership development and compensation committee of our Board of Directors held five meetings, including by telephone conference, during fiscal 2019. The audit committee of our Board of Directors held 11 meetings, including by telephone conference, during fiscal 2019. The nominations and corporate governance committee of our Board of Directors held three meetings during fiscal 2019. Our directors regularly meet without management present during our Board meetings.
During fiscal 2019, all of our directors attended at least 75% of the aggregate of the meetings of the Board of Directors and meetings of the committees on which they served, if any, during the period that they served on our Board of Directors or any such committees. We encourage our directors to attend our annual meeting of stockholders. All members of our Board of Directors attended our 2018 annual meeting of stockholders.
Board Committees
Our Board of Directors has established three standing committees-audit, leadership development and compensation, and nominations and corporate governance-each of which operates under a charter that has been approved by our Board. Current copies of each committee’s charter are posted under the Corporate Governance heading in the Investor section of our website, www.bottomline.com.
Our Board of Directors has determined that all of the members of each of the Board’s three standing committees are independent as defined under the rules of the SEC and the Nasdaq Stock Market, including, in the case of all members of the audit committee, the independence requirements under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in the case of all members of the leadership development and compensation committee, the independence requirements under Rule 10C-1 of the Exchange Act.
All of our standing Board committees, as well as the full Board, have the authority to retain independent advisors without management approval.
Audit Committee
The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of certain reports from the registered public accounting firm;

•	reviewing and discussing with management and our registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	establishing procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our registered public accounting firm and management; and

•	preparing the audit committee report required by SEC rules which is included in this proxy statement.
     Our Board of Directors has determined that Mr. Leathe is an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K.
Leadership Development and Compensation Committee
The leadership development and compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to chief executive officer compensation;

•	overseeing the performance of our chief executive officer and our other executive officers;

•	determining the chief executive officer’s compensation;

•	reviewing and approving the compensation of our other executive officers;

•	overseeing and administering our incentive compensation and equity-based plans;

•	reviewing and making recommendations to the Board with respect to director compensation; and

•	reviewing and monitoring the development of executive officers and the broader senior leadership team.
     The leadership development and compensation committee may delegate its authority to management to grant awards pursuant to its equity-based plans. The leadership development and compensation committee has delegated to Mr. Mullen and Mr. Eberle, acting jointly, the authority to make grants of restricted stock and stock options from the authorized pool under our 2009 Stock Incentive Plan and our 2018 Israeli Special Purpose Stock Plan other than, in each case, awards to executive officers whose awards must always be authorized by the leadership development and compensation committee. The leadership development and compensation committee also retains the authority to make additional equity awards in its discretion.
Nominations and Corporate Governance Committee
The nominations and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become Board members;

•	recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	developing and recommending to the Board corporate governance principles; and

•	overseeing the evaluation of the Board.

Director Candidates and Board Diversity
The process followed by the nominations and corporate governance committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the Board. In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the nominations and corporate governance committee will apply the criteria included in the committee’s charter. These general criteria include that all nominees should have a reputation for integrity, honesty and adherence to high ethical standards. Criteria also include the nominee’s demonstrated business acumen, experience, commitment to our business and industry, and the ability to act in the best interests of all stockholders; including being willing and able to contribute positively to the decision making process. Nominees should not have, or appear to have, any conflicts of interest that would impair their ability to represent the interests of our stockholders. Ultimately, the nominations and corporate governance committee seeks nominees with a broad range of experience, professions, skills and backgrounds. The committee does not assign specific weights to any particular criteria and no particular criterion is necessarily applicable to all prospective nominees. While the committee does not have a formal policy in respect of diversity, the committee considers the value of diversity in respect of the Board’s overall composition.
Stockholders may recommend individuals to the nominations and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to our Nominations and Corporate Governance Committee, c/o Corporate Secretary, Bottomline Technologies (de), Inc., 325

Corporate Drive, Portsmouth, New Hampshire 03801. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.
Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the committee or the Board, by following the procedures set forth under “Stockholder Proposals for 2020 Annual Meeting.”
Communicating with the Directors
The Board will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. The chairman of the Board is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.
Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of the Board considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.
Stockholders who wish to send communications on any topic to the Board should address such communications to our Board of Directors c/o Corporate Secretary, Bottomline Technologies (de), Inc., 325 Corporate Drive, Portsmouth, New Hampshire 03801.
Code of Business Conduct and Ethics
We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the code under the Governance heading in the Investor section of our website, which is located at www.bottomline.com. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq Stock Market listing standards concerning any amendments to, or waivers from, any provision of the code.
Delinquent Section 16(a) Reports
Based solely on our review of copies of reports filed by reporting persons pursuant to Section 16(a) of the Exchange Act, or written representations from reporting persons that no Form 5 filing was required for such persons, we believe that all filings required to be made by our reporting persons were timely made in accordance with the requirements of Section 16(a) of the Exchange Act, with the exception of one Form 4, which was filed late on September 11, 2019 on behalf of Mr. Kelly to report the sale of 2,078 shares of common stock.
Report of the Audit Committee of the Board of Directors
The audit committee oversees Bottomline’s financial reporting process on behalf of the Board of Directors. Management has responsibility for the preparation of Bottomline’s financial statements, for maintaining effective internal control over financial reporting, for assessing the effectiveness of internal control over financial reporting, and for maintaining an appropriate reporting process, including adequate systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed and discussed Bottomline’s audited financial statements and schedule for the fiscal year ended June 30, 2019 with management, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures contained in the financial statements and schedule.
The committee reviewed with Bottomline’s independent registered public accounting firm, Ernst & Young LLP, which is responsible for expressing an opinion as to the conformity of Bottomline’s audited financial statements and schedule with generally accepted accounting principles, the judgments of Ernst & Young LLP as to the quality, not just the acceptability, of Bottomline’s accounting principles and discussed with Ernst & Young LLP the matters to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. In addition, the committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the audit committee concerning independence and has discussed with Ernst & Young LLP its independence from management and Bottomline, including the compatibility of any non-audit services with its independence. The Audit Committee has concluded that the provision of audit and non-audit services by Ernst &Young LLP to Bottomline and its affiliates is compatible with Ernst & Young LLP’s independence.

The committee also reviewed management’s report on its assessment of the effectiveness of Bottomline’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of Bottomline’s internal control over financial reporting.
The committee discussed with Ernst & Young LLP the overall scope and plans for its audits. The committee meets with Ernst & Young LLP, with and without management present, to discuss the results of its examinations, its evaluations of Bottomline’s internal control over financial reporting, and the overall quality of Bottomline’s financial reporting. The committee held 11 meetings, including by telephone conference, during the fiscal year ended June 30, 2019.
Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited financial statements and schedule be included in Bottomline’s annual report on Form 10-K for the fiscal year ended June 30, 2019 for filing with the SEC. The committee and the Board of Directors have also recommended, subject to stockholder ratification, the selection of Ernst & Young LLP as Bottomline’s registered independent public accounting firm for the fiscal year ending June 30, 2020.
By the Audit Committee of the Board of Directors of Bottomline Technologies (de), Inc.

Jeffrey C. Leathe, Chairman
Kenneth J. D'Amato
Benjamin E. Robinson III

Principal Accounting Fees and Services
The following table discloses the fees that Ernst & Young LLP billed us for professional services rendered in each of the last two fiscal years.

Type of Fee	Fiscal Year Ended June 30, 2019	Fiscal Year Ended June 30, 2018
Audit Fees (1)	$1,345,676	$1,414,785
Audit-Related Fees (2)	$255,000	$78,700
Tax Fees (3)	$5,000	$109,395
All Other Fees (4)	$30,909	$24,306
——————

(1)
Represents fees for professional services rendered in connection with the audit of our financial statements and the audit of internal controls for the fiscal year indicated, audit procedures associated with businesses that we acquired, reviews of the financial statements included in each of our quarterly reports on Form 10-Q during the fiscal year indicated, and services performed in connection with certain registration statements we filed.

(2)	Represents accounting and financial reporting consultations. For fiscal 2019 these fees related primarily to services associated with our adoption of the new revenue recognition standard.

(3)	Represents fees for tax consulting services.

(4)
For the fiscal years ended June 30, 2019 and June 30, 2018, fees represent consulting services related to structuring alternatives for certain of our debt arrangements and an annual fee for access to an accounting and financial reporting research tool.

Pre-Approval Policies and Procedures
The audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our registered public accounting firm. This policy generally provides that we will not engage our registered public accounting firm to render either audit or non-audit services unless the service is approved in advance by the audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.
From time to time, the audit committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.
The audit committee has also delegated to the chairman of the audit committee the authority to approve any audit or non-audit services to be provided to us by our registered public accounting firm. Any approval of services by the chairman of the audit committee pursuant to this delegated authority is reported to the full audit committee at its next quarterly meeting.

All of the services shown in the table above were approved by the audit committee in accordance with these pre-approval policies and procedures. The audit committee, in assessing the on-going independence of Ernst & Young LLP, also considers the relationship of non-audit fees to audit fees.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010) and related rules of the SEC, we are including a separate proposal to approve, on a non-binding, advisory basis, the compensation of those of our executive officers listed in the Summary Compensation Table appearing elsewhere in this proxy statement, or our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC. At the 2017 Annual Meeting of Stockholders, stockholders approved, in a non-binding advisory basis, an annual advisory vote on executive compensation. In accordance with the results of this vote, our Board determined to implement an advisory vote on executive compensation every year until the next vote on the preferred frequency of advisory votes on executive compensation.
Our executive compensation program is designed to attract, retain and motivate the best possible executive talent and to align our executives’ incentives with our business objectives and the creation of stockholder value, and we believe it has successfully achieved these goals. Key features of our executive compensation program include:

•
use of restricted stock as a significant portion of our executives’ compensation, which directly links executive and stockholder interests and rewards executives for sustained appreciation in our stock price while minimizing dilution to our stockholders;

•	a cash bonus program that is linked predominantly to corporate performance, including the achievement of financial, strategic and operational objectives;

•	executive salaries and cash bonuses that are competitive with similarly situated executive officers based on a peer group analysis that is updated annually; and

•
minimal use of executive-only perquisites (none of our executive officers receive, nor do we have any present plan to provide, payment for personal aircraft, financial planning, supplemental retirement plans, retirement benefits or deferred compensation arrangements (other than our 401(k) plan), country club dues, security services, estate or tax planning or split dollar life insurance policies).

We encourage you to read the Compensation Discussion and Analysis and compensation tables and narrative discussion in this proxy statement for additional details on our executive compensation program.
The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers as described in this proxy statement, in accordance with the compensation disclosure rules of the SEC. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the leadership development and compensation committee will evaluate whether any actions are necessary to address the concerns of stockholders.
Based on the above, we request that you indicate your support for our executive compensation philosophy and practices by voting to approve, on a non-binding, advisory basis, the following resolution:
"RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in the proxy statement for the 2019 Annual Meeting of Stockholders, is hereby APPROVED."
As an advisory vote, the vote on this Proposal 2 is not binding upon the company and serves only as a recommendation to our Board. Nonetheless, the Board and our leadership development and compensation committee value the opinions expressed by stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.
The Board recommends a vote FOR Proposal 2.

PROPOSAL 3—APPROVAL OF 2019 STOCK INCENTIVE PLAN
Introduction; Why We Are Requesting Stockholder Approval of the 2019 Stock Incentive Plan
We are asking stockholders to approve the Bottomline Technologies (de), Inc. 2019 Stock Incentive Plan, which we refer to as the 2019 Plan. Our board of directors believes that our success depends, in large part, on our ability to maintain a competitive position by attracting, retaining and motivating key employees with experience and ability. We believe that our stock-based compensation programs are central to this objective. On September 12, 2019, upon the recommendation of the leadership development and compensation committee, or the Committee, and subject to stockholder approval, the board of directors adopted the 2019 Plan. The 2019 Plan is intended to replace our 2009 Stock Incentive Plan, which we refer to as the Prior Plan, which expires by its terms on November 18, 2019. Upon the expiration of the Prior Plan, all then outstanding awards under the Prior Plan will remain in effect, but no additional awards may be made under the Prior Plan.
If stockholders approve the 2019 Plan, then, subject to adjustment in the event of stock splits and other similar events, a total of 1,000,000 shares will become immediately available for grant under the 2019 Plan plus an additional number of shares that is equal to the number of shares that remain in the pool of shares under the Prior Plan as well as those shares that are subject to awards outstanding under the Prior Plan and that are subsequently terminated, surrendered, cancelled or forfeited or repurchased by us pursuant to a contractual repurchase right will become available for grant under the 2019 Plan. For the avoidance of doubt, there are no other available shares, or shares subject to awards outstanding under any plan other than the Prior Plan, the Andera Plan (from which we do not intend to grant awards), and our 2018 Israeli Special Purpose Stock Incentive Plan (the shares of which are not being transferred to the 2019 Plan).
As of October 2, 2019, 187 options to purchase shares of common stock and 2,279,526 shares of unvested restricted stock were outstanding under the Prior Plan.
The 2019 Plan provides that to the extent a share that is subject to an award granted under the Prior Plan that counted as 1.28 shares against the Prior Plan’s share reserve is made available for the award of future grants under the 2019 Plan, the share reserve of the 2019 Plan will be credited with 1.28 shares. Otherwise, each share of common stock subject to an award under the Prior Plan that becomes available for grant under the 2019 Plan will increase the 2019 Plan’s share reserve by one share.
We believe that our success to date is due in large part to our highly talented employee base, and that our future success depends on our ability to attract and retain qualified employees. The market for qualified personnel in our industry is highly competitive. Among the companies we compete with for employee talent are many early stage, private and ventured-backed entities. These companies regularly offer equity incentives as a central and significant component of their compensation packages. We believe that these companies frequently target our employees in an effort to hire top talent away from us. The ability to grant equity awards is critical to our ability to attract and retain the top talent that we need to sustain our growth. If the 2019 Plan is not approved, we will not be able to make long-term equity incentive awards under a stockholder-approved equity incentive plan after the expiration of the Prior Plan on November 18, 2019. Therefore, we consider approval of the 2019 Plan vital to our future success. Accordingly, our board of directors believes adoption of the 2019 Plan is in the best interests of the company and its stockholders and recommends a vote “FOR” the approval of the 2019 Plan.
Highlights of the 2019 Plan

No liberal share recycling.    Shares of common stock delivered to satisfy the exercise price of an award made under the 2019 Plan or to satisfy the tax withholding obligations with respect to awards made under the 2019 Plan will not increase the number of shares available for the future grant of awards under the 2019 Plan and shares purchased by us on the open market using proceeds from the exercise of an award will also not increase the number of shares available for future grant of awards.

Fungible Share Pool. Full-value awards count against the share limit under the 2019 Plan as 1.28 shares for each share of common stock subject to the award.

No Repricing of Awards.    The 2019 Plan prohibits the direct or indirect repricing of stock options or stock appreciation rights (“SARs”) without stockholder approval (unless otherwise permitted under the terms of the 2019 Plan in connection with certain changes in capitalization and reorganization events).

No Discounted Options or SARs. All options and SARs must have an exercise or measurement price not less than the fair market value of the underlying common stock on the date of grant.

No Reload Options or SARs.    No options or SARs granted under the 2019 Plan may contain a provision entitling the award holder to the automatic grant of additional options or SARs in connection with any exercise of the original option or SAR.

No Dividend Equivalents on Options or SARs. No options or SARs granted under the 2019 Plan may provide for the payment or accrual of dividend equivalents.

Dividends and Dividend Equivalents on Restricted Stock, Restricted Stock Units and Other Stock-Based Awards not Paid Until Award Vests.    Any dividends or dividend equivalents paid with respect to restricted stock, restricted stock units (“RSUs”) or other stock-based awards will be subject to the same restrictions on transfer and forfeitability as the award with respect to which it is paid.

Minimum Vesting Requirements.   No part of any award made under the 2019 Plan will vest or become exercisable before the first anniversary of the date such award is made or granted, except that an award may provide that it will immediately vest or become immediately exercisable, in whole or in part, upon a participant’s death, disability, termination from employment by us other than for Cause (as defined in the 2019 Plan) or upon the occurrence of a Change in Control Event (as defined in the 2019 Plan).

CEO Grants and Minimum Holding Period. Any award made to our chief executive officer must have a vesting schedule of three years or more and is subject to an additional one year holding period before any sale or transfer of shares that have vested under the award may take place other than sales to cover statutory tax obligations in respect of the vesting of such shares.

Independent Committee Administers Awards to Non-Employee Directors.    Awards granted to non-employee directors must be granted and administered by a committee of the board of directors, all of the members of which are independent directors as defined by Section 5605(a)(2) of the Nasdaq Stock Market Marketplace Rules.

Information Regarding Dilution
As of October 2, 2019 we had the following total amounts of outstanding options to purchase shares of common stock, unvested restricted stock and shares available for future award grants:

1,524 outstanding options to purchase shares of common stock; with a weighted-average remaining term of 3.3191 years and a weighted-average exercise price of $7.5922 per share; and

2,421,026 shares of unvested restricted stock; and

3,944,380 shares available for future award grants, as follows:

•	35,020 shares available for future award grants under the Andera Plan (from which we do not intend to grant awards)

•	18,880 shares available for future award grants under the 2018 Israeli Plan

•	3,890,480 shares available for future award grants under the 2009 Plan
In developing our share request for the 2019 Plan and analyzing the impact of utilizing equity as a means of compensation on our stockholders, we considered our “burn rate.”
Burn rate provides a measure of the potential dilutive impact of our equity award program which we calculate by dividing the number of shares subject to equity awards granted during the year by the basic weighted average number of shares outstanding. Set forth below is a table that reflects our burn rate for the 2019, 2018 and 2017 fiscal years as well as an average over those years.

Fiscal Year	Options Granted	Actual Restricted Stock Granted	Effect with Burn Rate Multiplier (2)	Basic Weighted Average Number of Common Shares Outstanding	Gross Burn Rate (1)
2019	0	1,279,000	3,198,000	40,612,000	7.88%
2018	0	1,231,000	3,078,000	38,227,000	8.05%
2017	0	942,000	2,355,000	37,842,000	6.22%
Three-Year Average	0	1,151,000	2,877,000	38,894,000	7.40%
——————

(1)	“Gross Burn Rate” is defined as the number of shares underlying equity awards granted in the year divided by the basic weighted average number of common shares outstanding.

(2)
“Effect with Burn Rate Multiplier” reflects the number of shares underlying equity awards granted in the year, adjusted by a burn-rate multiplier of 2.5 which incorporates a measure of stock price volatility into the overall calculation.

Description of the 2019 Plan
The following is a brief summary of the 2019 Plan, a copy of which is attached as Appendix A to this proxy statement. References to our board of directors in this summary include the Committee or any similar committee appointed by our board of directors to administer the 2019 Plan.
Types of Awards; Shares Available for Awards; Share Counting Rules
The 2019 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, nonstatutory stock options, SARs, restricted stock, RSUs, and other stock-based awards as described below, which we collectively refer to as awards.
Subject to adjustment in the event of stock splits, stock dividends or similar events, awards may be made under the 2019 Plan (any or all of which awards may be in the form of incentive stock options) for up to the sum of 1,000,000 shares of our common stock plus an additional number of shares that is equal to the number of shares that remain in the pool of shares under the Prior Plan as well as those shares that are subject to awards outstanding under the Prior Plan and that are subsequently terminated, surrendered, cancelled, forfeited or repurchased by us pursuant to a contractual repurchase right (subject, in the case of incentive stock options, to any limitations under the Code). The 2019 Plan provides that to the extent a share that is subject to an award granted under the Prior Plan that counted as 1.28 shares against the Prior Plan’s share reserve is made available for the award of future grants under the 2019 Plan, the share reserve of the 2019 Plan will be credited with 1.28 shares. Otherwise, each share of common stock subject to an award under the Prior Plan that becomes available for grant under the 2019 Plan will increase the 2019 Plan’s share reserve by one share.
The 2019 Plan uses a “fungible share” concept under which granting options and SARs removes from our available share pool one share of our common stock for each share in the award, while granting awards of restricted stock, RSUs or other stock-based awards where the per share purchase price for the award is less than 100% of the fair market value of our common stock on the date of grant removes from our available share pool 1.28 shares of our common stock for each share in those forms of award. Shares of our common stock covered by awards under the 2019 Plan that are returned to the 2019 Plan as described below and become available for issuance pursuant to a new award will be credited back to the pool at the same rates described above.
The maximum number of shares with respect to which awards may be granted to any participant under the 2019 Plan may not exceed 500,000 shares per calendar year.

For purposes of counting the number of shares available for the grant of awards under the 2019 Plan, all shares of common stock covered by independent SARs will be counted against the number of shares available for the grant of awards.
Shares covered by awards under the 2019 Plan that expire or are terminated, surrendered, or cancelled without having been fully exercised or are forfeited in whole or in part (including as the result of shares subject to such award being repurchased by us at the original issuance price pursuant to a contractual repurchase right) or that result in any shares not being issued (including as a result of an independent SAR that was settleable either in cash or in stock actually being settled in cash) will again be available for the grant of awards under the 2019 Plan (subject, in the case of incentive stock options, to any limitations under the Code). In the case of the exercise of an independent SAR, the number of shares counted against the shares available for the grant of awards will be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle the SAR upon exercise.
Shares of common stock that are delivered (by actual delivery, attestation, or net exercise) to us by a participant to purchase shares of common stock upon exercise of an award or to satisfy tax withholding obligations with respect to awards (including shares retained from the award creating the tax obligation) will not be added back to the number of shares available for the future grant of awards under the 2019 Plan. Shares purchased by us on the open market using proceeds from the exercise of an award will not increase the number of shares available for future grant of awards.
In connection with a merger or consolidation of an entity with us or our acquisition of property or stock of an entity, our board of directors may grant awards under the 2019 Plan in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof on such terms as our board of directors deems appropriate in the circumstances, notwithstanding any limitation on awards contained in the 2019 Plan. Any such substitute awards will not count against the overall share limit of the 2019 Plan, except as required by reason of Section 422 and related provisions of the Code.
Descriptions of Awards
Options.    Optionees receive the right to purchase a specified number of shares of common stock at a specified exercise price and subject to the other terms and conditions that are specified in connection with the option grant. An option that is not intended to be an “incentive stock option” is a “nonstatutory stock option.” Options may not be granted at an exercise price that is less than 100% of the fair market value of our common stock on the date of grant. If our board of directors approves the grant of an option with an exercise price to be determined on a future date, the exercise price may not be less than 100% of the fair market value of our common stock on that future date. Incentive stock options may not be granted at an exercise price less than 110% of the fair market value in the case of stock options granted to optionees holding more than 10% of the total combined voting power of all classes of our stock or any of our subsidiaries. Under the terms of the 2019 Plan, options may not be granted for a term in excess of ten years (and five years in the case of incentive stock options granted to optionees holding greater than 10% of the total combined voting power of all classes of our stock or any of our subsidiaries). The 2019 Plan permits participants to pay the exercise price of options using one or more of the following manners of payment: (i) payment by cash or by check, (ii) except as may otherwise be provided in the applicable option agreement or approved by our board of directors, in connection with a “cashless exercise” through a broker, (iii) to the extent provided in the applicable option agreement or approved by our board of directors, and subject to certain conditions, by delivery of shares of common stock to us owned by the participant valued at their fair market value, (iv) to the extent provided in an applicable nonstatutory stock option agreement or approved by our board of directors, by delivery of a notice of “net exercise” as a result of which we will retain a number of shares of common stock otherwise issuable pursuant to the stock option equal to the aggregate exercise price for the portion of the option being exercised divided by the fair market value of our common stock on the date of exercise, (v) to the extent permitted by applicable law and provided for in the applicable option agreement or approved by our board of directors, by any other lawful means, or (vi) by any combination of these forms of payment. No option granted under the 2019 Plan may contain a provision entitling the participant to the automatic grant of additional options in connection with any exercise of the original option. No options granted under the 2019 Plan may provide for the payment or accrual of dividend equivalents.
Stock Appreciation Rights.    An SAR is an award entitling the holder, upon exercise, to receive a number of shares of our common stock, or cash (or a combination of shares of our common stock and cash) determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of our common stock over the measurement price. SARs may be granted independently or in tandem with an option. The 2019 Plan provides that the measurement price of an SAR may not be less than the fair market value of our common stock on the date the SAR is granted (provided, however, that if our board of directors approves the grant of an SAR effective as of a future date, the measurement price may not be less than 100% of the fair market value on such future date) and that SARs may not be granted with a term in excess of 10 years. No SARs granted under the 2019 Plan may contain a provision entitling the participant to the automatic grant of additional SARs in connection with any exercise of the original SAR. No SARs granted under the 2019 Plan may provide for the payment or accrual of dividend equivalents.
Limitation on Repricing of Options or SARs.    With respect to options and SARs, unless such action is approved by stockholders or otherwise permitted under the terms of the 2019 Plan in connection with certain changes in capitalization and reorganization events, we may not (1) amend any outstanding option or SAR granted under the 2019 Plan to provide an exercise price or measurement price per share that is lower than the then-current exercise price or measurement price per share of such outstanding option or SAR, (2) cancel any outstanding option or SAR (whether or not granted under the 2019 Plan) and grant in substitution therefor new awards under the 2019 Plan (other than certain substitute awards described above) covering the same or a different number of shares of our common stock and having an exercise price or measurement price per share lower than the then-current exercise price or measurement price per share of the canceled option or SAR, (3) cancel in exchange for a cash payment any outstanding option or SAR with an exercise price or measurement price per share above the then-current fair market value of our common stock, or (4) take any other action under the 2019 Plan that constitutes a “repricing” within the meaning of the rules of the Nasdaq Stock Market.
Restricted Stock Awards.    Restricted stock awards entitle recipients to acquire shares of our common stock, subject to our right to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for such award. Any dividends (whether paid in cash, stock or property) declared and paid by us with respect to shares of restricted stock will be paid to the participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. No interest will be paid on any such unvested dividends.
Restricted Stock Units.    RSUs entitle the recipient to receive shares of our common stock, or cash equal to the fair market value of such shares, to be delivered at the time such award vests pursuant to the terms and conditions established by our board of directors. Our board of directors may provide that settlement of RSUs will be deferred, on a mandatory basis or at the election of the participant in a manner that complies with Section 409A of the Code. A participant has no voting rights with respect to any RSUs. An RSU award agreement may provide the participant with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of our common stock. Any such dividend equivalents may be settled in cash and/or shares of our common stock as set forth in the applicable award agreement and will be subject to the same restrictions on transfer and forfeitability as the RSUs with respect to which such dividend equivalents are paid. No interest will be paid on any such dividend equivalents.
Other Stock-Based Awards.    Under the 2019 Plan, our board of directors may grant other awards of shares of our common stock, and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of our common stock or other property, having such terms and conditions as our board of directors may determine. We refer to these types of awards as other stock-based awards. Other stock-based awards may be available as a form of payment in settlement of other awards granted under the 2019 Plan or as payment in lieu of compensation to which a participant is otherwise entitled. Other stock-based awards may be paid in shares of our common stock or in cash, as our board of directors may determine. The award agreement of an other stock-based award may provide the participant with the right to receive dividend equivalents. Dividend equivalents may be settled in cash and/or shares of our common stock as set forth in the applicable award agreement and will be subject to the same restrictions on transfer and forfeitability as the other stock-based award with respect to which they are paid. No interest will be paid on any such dividend equivalents.
Transferability of Awards
Awards may not be sold, assigned, transferred, pledged or otherwise encumbered by a participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the participant, awards are exercisable only by the participant. However, except with respect to awards that are subject to Section 409A of the Code, our board of directors may permit or provide in an award for the gratuitous transfer of the award by the participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the participant and/or an immediate family member thereof if we would be eligible to use a Form S-8 under the Securities Act of 1933, as amended for the registration of the sale of the common stock subject to such award to the proposed transferee. Further, we are not required to recognize any transfer until such time as the permitted transferee has, as a condition to the transfer, delivered to us a written instrument in form and substance satisfactory to us confirming that such transferee will be bound by all of the terms and conditions of the award. None of the restrictions described in this paragraph prohibit a transfer from the participant to us.
Eligibility to Receive Awards
All of our employees, officers, and directors, as well as our consultants and advisors, are eligible to receive awards under the 2019 Plan. However, incentive stock options may only be granted to our employees, employees of our present or future parent or subsidiary corporations, and employees of any other entities the employees of which are eligible to receive incentive stock options under the Code.
Minimum Vesting and Holding Period.
The terms and conditions of any award made under the 2019 Plan must provide that no part of the award will vest or become exercisable before the first anniversary of the date such award is made or granted, except that an award may provide that it will immediately vest or become exercisable, in whole or in part, upon the participant’s death, disability, termination from employment by us other than for Cause, or upon the occurrence of a Change in Control Event. Any award made to our chief executive officer must have a vesting schedule of three years or more and, except with respect to sales necessary to cover statutory tax obligations upon vesting, be subject to an additional one year holding period before any sale or transfer of shares that have vested may take place.
No Rights as a Stockholder; Clawback
No participant will have any rights as a stockholder with respect to any shares of common stock to be issued with respect to an award granted under the 2019 Plan until becoming a record holder of such shares, subject to the terms of an award agreement. In accepting an award under the 2019 Plan, a participant agrees to be bound by any clawback policy that we have in effect or may adopt in the future.
Plan Benefits
As of August 31, 2019, approximately 2,257 persons were eligible to receive awards under the 2019 Plan, including 1,913 employees (excluding officers), five officers (all of whom are also employees), seven directors (excluding our president and chief executive officer, who is an officer), and 332 consultants. As of August 31, 2019, we had no advisors (excluding consultants). The granting of awards under the 2019 Plan is discretionary, and we cannot now determine the number or type of awards to be granted in the future to any particular person or group.
On August 30, 2019 the last reported sale price of our common stock on the Nasdaq Global Select Market was $41.24.
Administration
The 2019 Plan will be administered by our board of directors. Our board of directors has the authority to grant awards and to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2019 Plan that it deems advisable and to construe and interpret the provisions of the 2019 Plan and any award agreements entered into under the 2019 Plan. Our board of directors may correct any defect, supply any omission or reconcile any inconsistency in the 2019 Plan or any award in the manner and to the extent the board deems expedient to carry the 2019 Plan into effect and the board is the sole and final judge of that expedience. All decisions by our board of directors with respect to the 2019 Plan and any awards made under the 2019 Plan will be made at our board of directors’ discretion and will be final and binding on all persons having or claiming any interest in the 2019 Plan or in any award.
Pursuant to the terms of the 2019 Plan, our board of directors may delegate any or all of its powers under the 2019 Plan to one or more committees or subcommittees of our board of directors. The board of directors has authorized the Committee to administer certain aspects of the 2019 Plan, including the granting of awards to executive officers. Awards granted to non-employee directors must be granted and administered by a committee of the board of directors, all of the members of which are independent directors as defined by Section 5605(a)(2) of the Nasdaq Stock Market Marketplace Rules.
Subject to the requirements of applicable law and any limitations under the 2019 Plan, the board of directors may delegate to one or more of our officers the power to grant awards to our employees or officers and to exercise such other powers under the 2019 Plan as the board of directors may determine. The board of directors fixes the terms of awards to be granted by such officers, the maximum number of shares subject to such awards that the officers may grant, and the time period in which such awards may be granted. No officer will be authorized to grant awards to any “executive officer” or “officer” of ours, as such terms are defined under the Securities Exchange Act of 1934, as amended.
Subject to any applicable limitations contained in the 2019 Plan, the board of directors, the Committee, or any other committee or officer to whom the board of directors delegates authority, as the case may be, selects the recipients of awards and determines (i) the number of shares of common stock, cash or other consideration covered by awards and the terms and conditions of such awards, including the dates upon which such awards become exercisable or otherwise vest, (ii) the exercise or measurement price of awards, if any, and (iii) the duration of awards.
Each award under the 2019 Plan may be made alone or in addition or in relation to any other award. The terms of each award need not be identical, and our board of directors need not treat participants uniformly. Our board of directors will determine the effect on an award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a participant, and the extent to which, and the period during which, the participant (or the participant’s legal representative, conservator, guardian or designated beneficiary) may exercise rights or receive any benefits under an award. The board of directors may at any time provide that any award will become immediately exercisable in whole or in part, free from some or all restrictions or conditions or otherwise realizable in whole or in part, as the case may be.
In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of our common stock, other than an ordinary cash dividend, we are required to make equitable adjustments (or make substituted awards, as applicable), in the manner determined by our board of directors, to (i) the number and class of securities available under the 2019 Plan, (ii) the sublimit and share counting rules set forth in the 2019 Plan, (iii) the number and class of securities and exercise price per share of each outstanding option, (iv) the share- and per-share provisions and the measurement price of each outstanding SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding award of restricted stock, and (vi) the share and per-share-related provisions and the purchase price, if any, of each outstanding award of RSUs and each outstanding other stock-based award.
We will indemnify and hold harmless each director, officer, employee or agent to whom any duty or power relating to the administration or interpretation of the 2019 Plan has been or will be delegated against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with our board of directors’ approval) arising out of any act or omission to act concerning the 2019 Plan unless arising out of such person’s own fraud or bad faith.
Amendment of Awards.    Except as otherwise provided under the 2019 Plan with respect to actions requiring stockholder approval, our board of directors may amend, modify or terminate any outstanding award, including but not limited to, substituting therefor another award of the same or a different type, changing the date of exercise or realization, and converting an incentive stock option to a nonstatutory stock option, provided that the participant’s consent to any such action will be required unless our board of directors determines that the action, taking into account any related action, does not materially and adversely affect the participant’s rights under the 2019 Plan or the change is otherwise permitted under the terms of the 2019 Plan in connection with a change in capitalization or reorganization event.

Reorganization Events
The 2019 Plan contains provisions addressing the consequences of any reorganization event. A reorganization event is defined under the 2019 Plan as (a) any merger or consolidation of us with or into another entity as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities or other property, or is cancelled, (b) any transfer or disposition of all of our common stock for cash, securities or other property pursuant to a share exchange or other transaction or (c) our liquidation or dissolution.
Provisions Applicable to Awards Other than Restricted Stock.    Under the 2019 Plan, if a reorganization event occurs, our board of directors may take any one or more of the following actions as to all or any (or any portion of) outstanding awards other than restricted stock on such terms as our board of directors determines (except to the extent specifically provided otherwise in an applicable award agreement or another agreement between a participant and us): (1) provide that such awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (2) upon written notice to a participant, provide that such awards held by the participant, to the extent unexercised, will terminate immediately prior to the consummation of such reorganization event unless exercised by the participant within a specified period following the date of such notice, (3) provide that outstanding awards will become exercisable, realizable, or deliverable, or restrictions applicable to an award will lapse, in whole or in part prior to or upon such reorganization event, (4) in the event of a reorganization event under the terms of which holders of our common stock will receive upon consummation thereof a cash payment for each share surrendered in the reorganization event, which we refer to as the Acquisition Price, make or provide for a cash payment to participants with respect to such awards held by a participant equal to (A) the number of shares of our common stock subject to the vested portion of the award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such reorganization event) multiplied by (B) the excess, if any, of (I) the Acquisition Price over (II) the exercise, measurement or purchase price of such award and any applicable tax withholdings, in exchange for the termination of such award, (5) provide that, in connection with our liquidation or dissolution, awards will convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings) and (6) any combination of the foregoing. Notwithstanding the foregoing, the treatment of RSUs in connection with a reorganization event that are subject to Section 409A will be limited by the terms thereof.
Provisions Applicable to Restricted Stock.    Upon the occurrence of a reorganization event other than our liquidation or dissolution, our repurchase and other rights with respect to outstanding restricted stock will inure to the benefit of our successor and will, unless our board of directors determines otherwise, apply to the cash, securities or other property which our common stock was converted into or exchanged for pursuant to such reorganization event in the same manner and to the same extent as they applied to such restricted stock. However, our board of directors may provide either for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing an award of restricted stock or any other agreement between a participant and us, either initially or by amendment. Upon the occurrence of a reorganization event involving our liquidation or dissolution, except to the extent specifically provided to the contrary in the instrument evidencing any award of restricted stock or any other agreement between the participant and us, all restrictions and conditions on all awards of restricted stock then outstanding will automatically be deemed terminated or satisfied.
In taking any of the actions permitted upon a reorganization event, our board of directors is not obligated to treat all awards, all awards held by a participant, or all awards of the same type, identically.

Change in Control Events
If a Change in Control Event occurs, provided such treatment is more favorable than the treatment provided upon a reorganization event and except as provided to the contrary in an instrument evidencing an option or any other agreement between a participant and us, the vesting schedule of each option will be accelerated in part so that the number of shares that would have otherwise become vested on any date within one year after the date of the Change in Control Event will immediately become vested. Subject to the following sentence, the remaining shares will continue to become vested in each case one year in advance of the original vesting schedule set forth for such option. Additionally, each option will be immediately exercisable in full if, on or prior to the second anniversary of the date of the consummation of the Change in Control Event, the participant’s employment with us or the acquiring or succeeding corporation is terminated for Good Reason (as defined in the 2019 Plan) by the participant or is terminated without Cause (as defined in the 2019 Plan) by us or the acquiring or succeeding corporation.
In addition, if a Change in Control Event occurs, provided such treatment is more favorable than the treatment provided upon a reorganization event and except as provided to the contrary in an instrument evidencing an award of restricted stock or RSUs or any other agreement between a participant and us, the vesting schedule of each award of restricted stock or RSUs will be accelerated in part so that the number of shares that would have otherwise become vested on any date within one year after the date of the Change in Control Event will immediately become vested. Subject to the following sentence, the remaining shares will continue to become vested in each case one year in advance of the original schedule set forth for such award of restricted stock or RSUs. Additionally, each award of restricted stock or RSUs will immediately become vested if, on or prior to the second anniversary of the date of the consummation of the Change in Control Event, the participant’s employment with us or the acquiring or succeeding corporation is terminated for Good Reason by the participant or is terminated without Cause by us or the acquiring or succeeding corporation.
If a Change in Control Event occurs, provided such treatment is more favorable than the treatment provided upon a reorganization event, performance based conditions will be deemed satisfied at the target level of achievement upon consummation of the Change in Control Event and awards will otherwise continue to be subject to their original service-based vesting requirements (if any) and be accelerated, if applicable as provided above.
In taking any of the actions permitted upon a Change in Control Event, our board of directors is not obligated to treat all awards, all awards held by a participant, or all awards of the same type, identically.
Provisions for Foreign Participants
The board of directors may modify awards granted to participants who are foreign nationals or employed outside the United States or establish one or more subplans under the 2019 Plan for purposes of satisfying applicable securities or tax laws of various jurisdictions.
Amendment or Termination
If we receive stockholder approval of the 2019 Plan, no award may be granted under the 2019 Plan after November 20, 2029, but awards previously granted may extend beyond that date. Our board of directors may amend, suspend or terminate the 2019 Plan or any portion of the 2019 Plan at any time, except that no amendment that would require stockholder approval under the rules of the Nasdaq Stock Market may be made effective unless and until such amendment has been approved by our stockholders. If the Nasdaq Stock Market does not have rules regarding when stockholder approval of amendments to equity compensation plans is required, no amendment of the 2019 Plan materially increasing the number of shares authorized under the plan, expanding the types of awards that may be granted under the plan, or materially expanding the class of participants eligible to participate in the plan, will be effective unless and until our stockholders approve such amendment. If at any time the approval of our stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to incentive stock options, our board of directors may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the 2019 Plan adopted in accordance with the procedures described above will apply to, and be binding on the holders of, all awards outstanding under the 2019 Plan at the time the amendment is adopted, provided that our board of directors determines that such amendment does not materially and adversely affect the rights of participants under the 2019 Plan. No award will be made that is conditioned on stockholder approval of any amendment to the 2019 Plan unless the award provides that (i) it will terminate or be forfeited if stockholder approval of such amendment is not obtained within 12 months from the date the award was granted and (ii) it may not be exercised or settled (or otherwise result in the issuance of shares of our common stock) prior to the receipt of such stockholder approval.
If stockholders do not approve the adoption of the 2019 Plan, the 2019 Plan will not go into effect, and we will not grant any awards under the 2019 Plan. In this event, the board of directors will consider whether to adopt alternative arrangements based on its assessment of our needs.

Federal Income Tax Consequences
The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the 2019 Plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below.
Incentive Stock Options.    A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by us or our corporate parent or 50% or majority-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonstatutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.
A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
Nonstatutory Stock Options    A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.
Stock Appreciation Rights.    A participant will not have income upon the grant of a stock appreciation right. A participant generally will recognize compensation income upon the exercise of an SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
Restricted Stock Awards.    A participant will not have income upon the grant of restricted stock unless the participant makes an election under Section 83(b) of the Code within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
Restricted Stock Units.    A participant will not have income upon the grant of a restricted stock unit. A participant is not permitted to make a Section 83(b) election with respect to a restricted stock unit award. When the restricted stock unit vests, the participant will have income on the vesting date in an amount equal to the fair market value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
Other Stock-Based Awards.    The tax consequences associated with any other stock-based award granted under the 2019 Plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award, and the participant’s holding period and tax basis for the award or underlying common stock.
Tax Consequences to Us.    There will be no tax consequences to us except that we will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

The Board recommends a vote FOR Proposal 3.

PROPOSAL 4—RATIFICATION OF THE SELECTION OF REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of our Board of Directors has selected Ernst & Young LLP as our registered public accounting firm for fiscal 2020, subject to ratification by our stockholders at the annual meeting. Ernst & Young LLP has served in this role since 1991. If our stockholders do not ratify the selection of Ernst & Young LLP, our audit committee will reconsider the matter.
A representative of Ernst & Young LLP, which served as our registered public accounting firm for fiscal 2019, is expected to be present at the annual meeting to respond to appropriate questions and to make a statement if he or she so desires. Even if the selection of Ernst & Young LLP is ratified, our audit committee may, in its discretion, select a different registered public accounting firm at any time during the year if our audit committee determines that such a change would be in the best interest of Bottomline and its stockholders.
The Board recommends a vote FOR Proposal 4.

STOCKHOLDER PROPOSALS FOR 2020 ANNUAL MEETING
Any proposal that a stockholder intends to present at the 2020 annual meeting of stockholders must be submitted to our principal executive offices at 325 Corporate Drive, Portsmouth, New Hampshire 03801, Attention: Corporate Secretary, no later than June 20, 2020 in order to be considered for inclusion in the proxy statement and proxy card relating to the 2020 annual meeting of stockholders. However, if the date of our 2020 annual meeting is prior to October 22, 2020 or after December 21, 2020, the deadline is 10 business days before we begin to print and mail our proxy materials for the 2020 annual meeting.
If a stockholder wishes to present a proposal at the 2020 annual meeting but has not complied with the requirements for inclusion of the proposal in our proxy materials pursuant to Rule 14a-8 under the Exchange Act, the stockholder must also give notice of the proposal to our corporate secretary at our principal executive offices. Our amended and restated bylaws, as amended, require that we be given advance written notice of stockholder nominations regarding election to our Board of Directors and certain other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in our proxy statement discussed above). We must receive this notice at least 60 days, but not more than 90 days, prior to the date of the 2020 annual meeting, which is expected to be November 19, 2020; provided that if less than 70 days’ notice or prior public disclosure of the date of the meeting is given to stockholders, such notice must instead be received no later than the tenth day following the date on which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first. Our bylaws also specify requirements relating to the content of the notice which stockholders must provide, including for stockholder nominations for director, in order for such proposals or nominations to be properly presented at a stockholder meeting.
HOUSEHOLDING OF PROXY STATEMENT
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of our annual report and/or proxy statement to you if you call or write us at the following address or phone number: Bottomline Technologies (de), Inc., 325 Corporate Drive, Portsmouth, New Hampshire 03801, Attention: Corporate Secretary, (603) 436-0700. If you would like to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.
OTHER MATTERS
Our Board of Directors knows of no other business that will be presented for consideration at the annual meeting other than that described above. Under our bylaws, the deadline for stockholders to notify us of any proposals or director nominations to be presented at the annual meeting has passed. However, if any other business should come before the annual meeting, it is the intention of the persons named in the enclosed proxy to vote, or otherwise act, in accordance with their best judgment on such matters.
We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, telegraph, facsimile and personal interviews. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse brokerage houses and other persons for their reasonable expenses in connection with this distribution. In addition, we have retained Georgeson, Inc. to act as a proxy solicitor in conjunction with the annual meeting, and have agreed to pay that firm $8,000, plus reasonable expenses, for proxy solicitation services.

We encourage you to attend the annual meeting in person. However, in order to make sure that you are represented at the annual meeting, if you are a stockholder of record we urge you to complete, sign and return the enclosed proxy card, in the enclosed postage-prepaid envelope, or vote by phone or internet according to the instructions on the proxy card, as promptly as possible. If the shares you own are held in “street name” by a bank or broker, please follow the voting instructions provided to you by your bank or broker. If you are a stockholder of record and attend the meeting in person, you may vote your stock personally even if you have sent in your proxy card or voted by phone or internet. If you hold your shares in street name and wish to vote in person at the annual meeting, please contact your bank or broker for instructions.

By order of the Board of Directors,
/s/ Joseph L. Mullen
Joseph L. Mullen
Chairman of the Board of Directors

October 18, 2019
Portsmouth, New Hampshire

Appendix A

BOTTOMLINE TECHNOLOGIES (de), INC.
2019 STOCK INCENTIVE PLAN

1.	Purpose

The purpose of this 2019 Stock Incentive Plan (the “Plan”) of Bottomline Technologies (de), Inc., a Delaware corporation (“Bottomline” or the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities that are intended to better align the interests of such persons with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2.	Eligibility

All of the Company’s employees, officers, and directors are eligible to be granted options, stock appreciation rights (“SARs”), restricted stock, restricted stock units and other stock-based awards (each, an “Award”) under the Plan. Awards of restricted stock and restricted stock units may include performance-based awards. Consultants and advisors to the Company (as such terms are defined and interpreted for purposes of Form S-8 (or any successor form)) are also eligible to be granted Awards. Each person who is granted an Award under the Plan is deemed a “Participant.”

3.	Administration and Delegation

(a)Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.

(b)Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or officers.

(c)Delegation to Officers. Subject to any requirements of applicable law (including as applicable Sections 152 and 157(c) of the General Corporation Law of the State of Delaware), the Board may delegate to one or more officers of the Company the power to grant Awards (subject to any limitations under the Plan) to employees or officers of the Company and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of Awards to be granted by such officers, the maximum number of shares subject to Awards that the officers may grant, and the time period in which such Awards may be granted; and provided further, that no officer shall be authorized to grant Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1(f) under the Exchange Act).

(d)Awards to Non-Employee Directors. Awards to non-employee directors will be granted and administered by a Committee, all of the members of which are independent directors as defined by Section 5605(a)(2) of the Nasdaq Stock Market (“Nasdaq”) Marketplace Rules.

4.	Stock Available for Awards

(a)Number of Shares; Share Counting.

(1)Authorized Number of Shares. Subject to adjustment under Section 9, Awards may be made under the Plan (any or all of which Awards may be in the form of Incentive Stock Options, as defined in Section 5(b)) for up to (i) 1.0 million shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”), plus (ii) such additional number of shares of Common Stock as is equal to the number of shares of Common Stock remaining in the pool of shares under the Company’s 2009 Stock Incentive Plan (the “Existing Plan”), as well as those subject to awards granted under the Existing Plan if those awards expire, terminate or are otherwise surrendered, canceled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right (subject, however, in the case of Incentive Stock Options to any limitations of the Code. Shares of Common Stock issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(2)Fungible Share Pool. Subject to adjustment under Section 9, any Award that is not a Full-Value Award shall be counted against the share limits specified in Section 4(a)(1) as one share for each share of Common Stock subject to such Award and any Award that is a Full-Value Award shall be counted against the share limits specified in Section 4(a)(1) as 1.28 shares for each one share of Common Stock subject to such Full-Value Award. “Full-Value Award” means any award of Restricted Stock, any award of RSUs or any Other Stock-Based Award with a per share price or per unit purchase price lower than 100% of Fair Market Value (as defined below) on the date of grant. To the extent a share that was subject to an Award granted under the Plan or an award granted under the Existing Plan that counted as one share is returned to the Plan pursuant to Section 4(a)(1) or 4(a)(3), as applicable, the share reserve shall be credited with one share. To the extent a share that was subject to an Award granted under the Plan or an award granted under the Existing Plan that counted as 1.28 shares is returned to the Plan pursuant to Section 4(a)(1) or 4(a)(3), as applicable, the share reserve shall be credited with 1.28 shares.

(3)Share Counting. For purposes of counting the number of shares available for the grant of Awards under the Plan, (i) all shares of Common Stock covered by independent SARs shall be counted against the number of shares available for the grant of Awards; (ii) if any Award (A) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (B) results in any Common Stock not being issued (including as a result of an independent SAR that was settleable either in cash or in stock actually being settled in cash), the unused Common Stock covered by such Award shall again be available for the grant of Awards; provided, however, in the case of Incentive Stock Options, the foregoing shall be subject to any limitations under the Code; and provided further, in the case of independent SARs, the number of shares counted against the shares available under the Plan shall be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle such SAR upon exercise; (iii) shares of Common Stock delivered (either by actual delivery, attestation, or net exercise) to the Company by a Participant to (A) purchase shares of Common Stock upon the exercise of an Award or (B) satisfy tax withholding obligations with respect to Awards (including shares retained from the Award creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards; and (iv) shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grant of Awards.

(b)Per-Participant Limit. Subject to adjustment under Section 9, the maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 500,000 per calendar year. For purposes of the foregoing limit, the combination of an Option in tandem with an SAR shall be treated as a single Award.

(c)Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a)(1), except as may be required by reason of Section 422 and related provisions of the Code.

5.	Stock Options

(a)General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as the Board considers necessary or advisable. An Option that is not intended to be an Incentive Stock Option shall be designated a “Nonstatutory Stock Option.”

(b)Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of Bottomline, any of Bottomline’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other person, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or if the Company converts an Incentive Stock Option to a Nonstatutory Stock Option.

(c)Exercise Price. The Board shall establish the exercise price of each Option and specify the exercise price in the applicable Option agreement. The exercise price shall be not less than 100% of the Fair Market Value (as defined below) on the date the Option is granted; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date.

(d)Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable Option agreement; provided, however, that no Option will be granted with a term in excess of 10 years.

(e)Exercise of Options. Options may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic and which may be provided to a third party equity plan administrator) approved by the Company, together with payment in full (in the manner specified in Section 5(f)) of the exercise price for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise.

(f)Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1)in cash or by check, payable to the order of the Company;

(2)except as may otherwise be provided in the applicable Option agreement or approved by the Board, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3)to the extent provided for in the applicable Option agreement or approved by the Board, in its discretion, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board (“Fair Market Value”), provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4)to the extent provided for in the applicable Nonstatutory Stock Option agreement or approved by the Board, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive (i) the number of shares underlying the portion of the Option being exercised, less (ii) such number of shares as is equal to (A) the aggregate exercise price for the portion of the Option being exercised divided by (B) the Fair Market Value of the Common Stock on the date of exercise;

(5)to the extent permitted by applicable law and provided for in the applicable Option agreement or approved by the Board, in its discretion, by payment of such other lawful consideration as the Board may determine; or

(6)	by any combination of the above permitted forms of payment.

(g)Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 9): (1) amend any outstanding Option granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option, (2) cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the canceled option, (3) cancel in exchange for a cash payment any outstanding Option with an exercise price per share above the then-current Fair Market Value of the Common Stock, or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of Nasdaq.

(h)No Reload Options. No Option granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional Options in connection with any exercise of the original Option.

(i)No Dividend Equivalents. No Option shall provide for the payment or accrual of dividend equivalents.

6.	Stock Appreciation Rights

(a)General. The Board may grant Awards consisting of SARs entitling the holder, upon exercise, to receive an amount of Common Stock or cash or a combination thereof (such form to be determined by the Board) determined by reference to appreciation, from and after the date of grant, in the Fair Market Value of a share of Common Stock over the measurement price established pursuant to Section 6(c). The date as of which such appreciation is determined shall be the exercise date.

(b)Grants. SARs may be granted in tandem with, or independently of, Options granted under the Plan.

(1)Tandem Awards. When SARs are expressly granted in tandem with Options, (i) the SAR will be exercisable only at such time or times, and to the extent, that the related Option is exercisable (except to the extent designated by the Board in connection with a Reorganization Event or a Change in Control Event) and will be exercisable in accordance with the procedure required for exercise of the related Option; (ii) the SAR will terminate and no longer be exercisable upon the termination or exercise of the related Option, except to the extent designated by the Board in connection with a Reorganization Event or a Change in Control Event and except that a SAR granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the SAR; (iii) the Option will terminate and no longer be exercisable upon the exercise of the related SAR; and (iv) the SAR will be transferable only with the related Option.

(2)Independent SARs. A SAR not expressly granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Board may specify in the SAR Award.

(c)Measurement Price. The Board shall establish the measurement price of each SAR and specify it in the applicable SAR agreement. The measurement price shall not be less than 100% of the Fair Market Value on the date the SAR is granted; provided that if the Board approves the grant of a SAR with a measurement price to be determined on a future date, the measurement price shall be not less than 100% of the Fair Market Value on such future date.

(d)Duration of SARs. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of 10 years.

(e)Exercise of SARs. SARs may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with any other documents required by the Board.

(f)Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 9): (1) amend any outstanding SAR granted under the Plan to provide a measurement price per share that is lower than the then-current measurement price per share of such outstanding SAR, (2) cancel any outstanding SAR (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Common Stock and having a measurement price per share lower than the then-current measurement price per share of the canceled SAR, (3) cancel in exchange for a cash payment any outstanding SAR with a measurement price per share above the then-current Fair Market Value of the Common Stock, or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of Nasdaq.

(g)No Reload SARs. No SAR granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional SARs in connection with any exercise of the original SAR.

(h)No Dividend Equivalents. No SAR shall provide for the payment or accrual of dividend equivalents

7.	Restricted Stock; Restricted Stock Units

(a)General. The Board may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. Instead of granting Awards for Restricted Stock, the Board may grant restricted stock units entitling the recipient to receive shares of Common Stock or cash to be delivered at the time such Award vests (“RSUs”). Restricted Stock and RSUs may include performance-based awards.

(b)Terms and Conditions for All Restricted Stock and RSU Awards. The Board or the Committee shall determine the terms and conditions of Restricted Stock or RSUs, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any; provided, however, that the minimum vesting period of Restricted Stock or RSUs shall be at least one year.

(c)Additional Provisions Relating to Restricted Stock.

(1)Dividends. Any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Restricted Stock (“Unvested Dividends”) shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. Each payment of Unvested Dividends will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying shares of Restricted Stock. No interest will be paid on Unvested Dividends.

(2)Stock Certificates. The Company may require that any stock certificates issued in respect of shares of Restricted Stock, as well as dividends or distributions paid on such Restricted Stock, shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died to his or her Designated Beneficiary. “Designated Beneficiary” means (i) the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death or (ii) in the absence of an effective designation by a Participant, the Participant’s estate.

(d)Additional Provisions Relating to RSUs.

(1)Settlement. Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to RSUs, the Participant shall be entitled to receive from the Company the number of shares of Common Stock specified in the Award agreement or (if so provided in the applicable Award agreement or otherwise determined by the Board) an amount of cash equal to the Fair Market Value of such number of shares or a combination thereof. The Board may provide that settlement of RSUs shall be deferred, on a mandatory basis or at the election of the Participant, in a manner that complies with Section 409A of the Code or any successor provision thereto, and the regulations thereunder (“Section 409A”).

(2)Voting Rights. A Participant shall have no voting rights with respect to any RSUs.

(3)Dividend Equivalents. The Award agreement for RSUs may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock (“Dividend Equivalents”). Dividend Equivalents will be credited to an account for the Participant, may be settled in cash and/or shares of Common Stock as set forth in the applicable Award agreement, and shall be subject to the same restrictions on transfer and forfeitability as the RSUs with respect to which paid. No interest will be paid on Dividend Equivalents.

8.Other Stock-Based Awards

(a)General. Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Participants (“Other Stock-Based Awards”), including without limitation Awards entitling recipients to receive shares of Common Stock to be delivered in the future. Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of Common Stock or cash, as the Board shall determine.

(b)Terms and Conditions. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award, including any purchase price applicable thereto.

(c)Dividend Equivalents. The Award agreement for an Other Stock-Based Award may provide Participants with the right to receive Dividend Equivalents. Dividend Equivalents will be credited to an account for the Participant, may be settled in cash and/or shares of Common Stock as set forth in the applicable Award agreement, and shall be subject to the same restrictions on transfer and forfeitability as the RSUs with respect to which paid. No interest will be paid on Dividend Equivalents.

9.Adjustments for Changes in Common Stock and Certain Other Events.

(a)Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under the Plan, (ii) the sub-limit and share counting rules set forth in Sections 4(a) and 4(b), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share- and per-share provisions and the measurement price of each SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding award of Restricted Stock and (vi) the share- and per-share-related provisions and the purchase price, if any, of each award of RSUs and each outstanding Other Stock-Based Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(b)Reorganization Events.

(1)Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is canceled, (b) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.

(2)Consequences of a Reorganization Event on Awards Other than Restricted Stock.

(A)    In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock on such terms as the Board determines (except to the extent specifically provided otherwise in an applicable Award agreement or another agreement between the Company and the Participant or to the extent Section 9(d) applies): (i) provide that such Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that the Participant’s unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become exercisable, realizable or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to Participants with respect to each Award held by a Participant equal to (A) the number of shares of Common Stock subject to the vested portion of the Award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) multiplied by (B) the excess, if any, of (I) the Acquisition Price over (II) the exercise, measurement or purchase price of such Award and any applicable tax withholdings, in exchange for the termination of such Award, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing.

(B)    For purposes of Section 9(b)(2)(A)(i), an Award (other than Restricted Stock) shall be considered assumed if, following consummation of the Reorganization Event, such Award confers the right to purchase or receive pursuant to the terms of such Award, for each share of Common Stock subject to the Award immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise or settlement of the Award to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determined to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

(3)Consequences of a Reorganization Event on Awards of Restricted Stock. Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company with respect to outstanding Restricted Stock shall inure to the benefit of the Company’s successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to such Restricted Stock; provided, however, that the Board may provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any Award of Restricted Stock or any other agreement between a Participant and the Company, either initially or by amendment. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Award of Restricted Stock or any other agreement between a Participant and the Company, all restrictions and conditions on all Awards of Restricted Stock then outstanding shall automatically be deemed terminated or satisfied.

(c)Change in Control Events.

(1)Definitions.

(A)	A “Change in Control Event” shall mean:

(I) (x) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (I), the following acquisitions shall not constitute a Change in Control Event: (1) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (3) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (III) of this definition; or

(II)such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of the initial adoption of this Plan by the Board or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(III)the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(IV)the liquidation or dissolution of the Company.

(B) “Good Reason” shall mean any significant diminution in the Participant’s duties, authority, or responsibilities from and after the Change in Control Event or any reduction in the annual base salary payable to the Participant from and after such Change in Control Event or the relocation of the place of business at which the Participant is principally located to a location that is greater than 50 miles from its location immediately prior to the Change in Control Event. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good

Reason unless (x) the Participant gives the Company notice of termination no more than 120 days after the initial existence of such event or circumstance and (y) such event or circumstance has not been fully corrected by the Company within 30 days of the Company’s receipt of such notice. Notwithstanding the foregoing, if the Participant is covered by an employment, change in control, or retention agreement then in effect and such agreement permits additional Good Reasons, any such additional Good Reasons shall also apply unless including them would cause payment of Awards to be delayed under Section 409A.

(C) “Cause” shall mean any (i) willful failure by the Participant, which failure is not cured within 30 days of written notice to the Participant from the Company, to perform his or her material responsibilities to the Company or (ii) willful misconduct by the Participant which affects the business reputation of the Company. The Participant shall be considered to have been discharged for “Cause” if the Company determines, within 30 days after the Participant’s resignation, that discharge for Cause was warranted. Notwithstanding the foregoing, if the Participant is covered by an employment, change in control, or retention agreement then in effect and such agreement requires a higher standard of Cause or permits further cure rights, such other definition and/or procedure shall apply instead.

(2)Effect on Options. If a Change in Control Event occurs (irrespective of whether it is also a Reorganization Event), Participants holding Options shall be treated as follows if more favorable than the treatment provided in Section 9(b). Notwithstanding the provisions of Section 9(b), except to the extent specifically provided to the contrary in the instrument evidencing any Option or any other agreement between a Participant and the Company, the vesting schedule of each Option shall be accelerated in part so that the number of shares that would otherwise have become vested on any date within one year after the date of the Change in Control Event shall immediately become vested. Subject to the following sentence, the remaining shares shall continue to become vested in each case one year in advance of the original vesting schedule set forth for such Option. Additionally, each Option shall be immediately exercisable in full if, on or prior to the second anniversary of the date of the consummation of the Change in Control Event, the Participant’s employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the acquiring or succeeding corporation.

(3)Effect on Restricted Stock and on RSUs. If a Change in Control Event occurs (irrespective of whether it is also a Reorganization Event), Participants holding Restricted Stock or RSUs shall be treated as follows if more favorable than the treatment provided in Section 9(b). Notwithstanding the provisions of Section 9(b), except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock or RSUs or any other agreement between a Participant and the Company or as provided in Section 9(d), the vesting schedule of each award of Restricted Stock or RSUs shall be accelerated in part so that the number of shares that would otherwise have become vested on any date within one year after the date of the Change in Control Event shall immediately become vested. Subject to the following sentence, the remaining shares shall continue to become vested in each case one year in advance of the original vesting schedule set forth for such award of Restricted Stock or RSUs. Additionally, each award of Restricted Stock or RSUs shall immediately become free from all conditions or restrictions if, on or prior to the second anniversary of the date of the consummation of the Change in Control Event, the Participant’s employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the acquiring or succeeding corporation.

(4)Effect on SARs and Other Stock-Based Awards. The Board may specify in an Award at the time of the grant the effect of a Change in Control Event on any SAR and Other Stock-Based Award.

(5)Effect on RSUs subject to Section 409A. Notwithstanding the terms of Section 9(b)(2)(A), in the case of outstanding RSUs that are subject to Section 409A: (i) if the applicable RSU agreement provides that the RSUs shall be settled upon a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i), and the Reorganization Event constitutes such a “change in control event”, then no assumption or substitution shall be permitted pursuant to Section 9(b)(2)(A)(i) and the RSUs shall instead be settled in accordance with the terms of the applicable RSU agreement; and (ii) the Board may only undertake the actions set forth in clauses (iii), (iv) or (v) of Section 9(b)(2)(A) if the Reorganization Event constitutes a “change in control event” as defined under Treasury Regulation Section 1.409A-3(i)(5)(i) and such action is permitted or required by Section 409A; if the Reorganization

Event is not a “change in control event” as so defined or such action is not permitted or required by Section 409A, and the acquiring or succeeding corporation does not assume or substitute the RSUs pursuant to clause (i) of Section 9(b)(2)(A), then the unvested RSUs shall terminate immediately prior to the consummation of the Reorganization Event without any payment in exchange therefor.
(6)Effect on Performance-Based Awards. If a Change in Control Event occurs (irrespective of whether it is also a Reorganization Event), Participants holding Awards that vest in whole or in part based on specified performance objectives shall be treated as follows if more favorable than the treatment provided in Section 9(b). The performance based conditions shall be deemed satisfied at the target level upon the consummation of the Change in Control Event and the Awards shall otherwise continue to be subject to their original service-based vesting requirements (if any) and be accelerated, if applicable, as provided in Section 9(c)(2), (3) or (4) as applicable (subject to any further restrictions on RSUs provided by Section 9(c)(5)).
(d)    Individual Treatment. In taking any of the actions permitted under Section 9(b) or (c), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

10.	General Provisions Applicable to Awards

(a)Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by a Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that, except with respect to Awards subject to Section 409A, the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if the Company would be eligible to use a Form S-8 under the Securities Act for the registration of the sale of the Common Stock subject to such Award to such proposed transferee; provided further, that the Company shall not be required to recognize any such permitted transfer until such time as such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 10(a) shall be deemed to restrict a transfer to the Company.

(b)Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c)Board Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

(d)Termination of Status. The Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights, or receive any benefits, under an Award.

(e)Withholding. The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may elect to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise, vesting or release from forfeiture of an Award or at the same time as payment of the exercise or purchase price, unless the Company determines otherwise. If provided for in an Award or approved by the Committee, a Participant may satisfy the tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their fair market value (valued in the manner determined by (or in a manner approved by) the Company); provided, however, except as otherwise provided by the Committee, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(f)Amendment of Award. Except as otherwise provided in Section 11(d) with respect to actions requiring stockholder approval, the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option. The Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Plan or (ii) the change is permitted under Section 9 hereof.

(g)Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously issued or delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h)Acceleration. The Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

(i)Minimum One-Year Vesting. The terms and conditions of any Award shall provide that no part of such Award shall vest or become exercisable prior to the first anniversary of the date such Award is made or granted, except that an Award may provide that it shall immediately vest or become immediately exercisable, in whole or in part, upon a Participant’s death, disability, termination from employment by the Company other than for Cause, or upon the occurrence of a Change of Control Event.

(j)CEO Grants. Any Award made to the Company’s Chief Executive Officer shall have a vesting schedule of three years or more.

(k)Minimum Holding Period. Any Award made to the Company’s Chief Executive Officer will be subject to an additional one year holding period before any sale or transfer of shares that shall have vested may take place, other than relative to the sale of shares to cover statutory tax obligations in respect of the vesting of such shares.

11.	Miscellaneous

(a)No Right to Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b)No Rights as Stockholder; Clawback. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares. In accepting an Award under the Plan, the Participant agrees to be bound by any clawback policy that the Company has in effect or may adopt in the future.

(c)Effective Date and Term of Plan. The Plan shall become effective on the date the Plan is approved by the Company’s stockholders (the “Effective Date”). No Awards shall be granted under the Plan after the expiration of 10 years from the Effective Date, but Awards previously granted may extend beyond that date.

(d)Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) no amendment that would require stockholder approval under the rules of Nasdaq may be made effective unless and until the Company’s stockholders approve such amendment; and (ii) if the Nasdaq amends its corporate governance rules so that such rules no longer require stockholder approval of Nasdaq “material amendments” to equity compensation plans, then, from and after the effective date of such amendment to the Nasdaq rules, no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section 4(c)

or 9), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless and until the Company’s stockholders approve such amendment. In addition, if at any time the approval of the Company’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 11(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment does not materially and adversely affect the rights of Participants under the Plan. No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan, unless the Award provides that (1) it will terminate or be forfeited if shareholder approval of such amendment is not obtained within 12 months from the date of grant and (2) it may not be exercised or settled (or otherwise result in the issuance of Common Stock) prior to such shareholder approval.

(e)Authorization of Sub-Plans. The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities or tax laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

(f)Non U.S. Employees. Awards may be granted to Participants who are non-U.S. citizens or residents employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Participants employed in the United States as may, in the judgment of the Board, be necessary or desirable in order to recognize differences in local law or tax policy. The Board also may impose conditions on the exercise or vesting of Awards in order to minimize the Board’s obligation with respect to tax equalization for Participants on assignments outside their home country. The Board may approve such supplements to or amendments, restatements or alternative versions of the Plan as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan.

(g)Compliance with Section 409A. If and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A) (the “New Payment Date”), except as Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.
The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A but do not to satisfy the conditions of that section.
(h)Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee, or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a director, officer, other employee, or agent of the Company. The Company will indemnify and hold harmless each director, officer, other employee, or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning this Plan unless arising out of such person’s own fraud or bad faith.

(i)Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

Bottomline Technologies® VOTE

000004

ENDORSEMENT_LINE______________ SACKPACK_______________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 1:00 a.m., Eastern Time, on November 21, 2019.

Online
Go to **www.envisionreports.com/EPAY** or scan the QR code – login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/EPAY

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals – The Board of Directors recommends that you vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4.

1. Election of Class III Directors:

Nominee	For	Withhold
01 - Jennifer M. Gray*	☐	☐
02 - Paul H. Hough*	☐	☐
03 - Benjamin E. Robinson III*	☐	☐

* Each to be elected as a Class III director of the Company to serve until the 2022 Annual Meeting of Stockholders.

Proposal	For	Against	Abstain
2. Non-binding advisory vote to approve executive compensation.	☐	☐	☐
3. Approval of the Company's 2019 Stock Incentive Plan and the authorization to issue 1,000,000 shares of common stock thereunder.	☐	☐	☐
4. Ratification of the selection of Ernst & Young LLP as the Company's registered public accounting firm for the current fiscal year.	☐	☐	☐

B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person. Please be sure to sign and date this proxy below.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /		

C 1234567890 JNT

3 3 B V 4 3 0 8 3 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

034R1C

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/EPAY

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — BOTTOMLINE TECHNOLOGIES (de), INC.

This Proxy is solicited on behalf of the Board of Directors of Bottomline Technologies (de), Inc.

You hereby authorize Joseph L. Mullen, Robert A. Eberle and Richard D. Booth, or any of them, with full power of substitution, as Proxies to represent and vote all of your shares of common stock of Bottomline Technologies (de), Inc. that you are entitled to vote at the 2019 Annual Meeting of Stockholders of the company to be held on Thursday, November 21, 2019 or at any postponement or adjournment of that meeting. You hereby revoke all proxies previously given.

This proxy, when properly executed, will be voted in the manner that you direct on this proxy card. **If no such directions are given, the Proxies will vote your shares in accordance with the recommendations of the Board of Directors set forth on this proxy card. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.**

Please vote, date and sign on the reverse side of this proxy card and return it promptly in the enclosed postage pre-paid envelope.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE

C Non-Voting Items

Change of Address – Please print new address below.

Comments – Please print your comments below.